SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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TEKELEC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TEKELEC
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 15, 2009
     The Annual Meeting of the Shareholders of Tekelec, a California corporation (the “Company”), will be held Friday, May 15, 2009, at 9:00 a.m., local time, at the Company’s offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560. The purposes of the Annual Meeting are:
     1. To elect nine directors to serve for a one-year term. The names of the nominees intended to be presented for election are: Ronald W. Buckly, Hubert de Pesquidoux, Mark A. Floyd, Martin A. Kaplan, David R. Laube, Carol G. Mills, Franco Plastina, Krish A. Prabhu and Michael P. Ressner;
     2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009; and
     3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.
     The record date for our Annual Meeting is March 23, 2009. Only record holders of Common Stock at the close of business on March 23, 2009 are entitled to receive notice of and to vote at the Annual Meeting.
     We cordially invite all shareholders to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, your vote is important to us and to our business, and we therefore encourage you to sign and return your proxy card in the enclosed postage-prepaid envelope, or vote by telephone or over the Internet following the instructions on your proxy card, so that your shares will be represented and voted at the Annual Meeting. Any shareholder of record attending the Annual Meeting may vote in person even if such shareholder has returned a proxy.

By Order of the Board of Directors Stuart H. Kupinsky Corporate Secretary

Morrisville, North Carolina
April 15, 2009
PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY TO US IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT TO US.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Friday, May 15, 2009, at 9:00 a.m. at 5200 Paramount Parkway, Morrisville, North Carolina 27560. The Company’s Proxy Statement, 2008 Annual Report on Form 10-K and 2008 Annual Report to Shareholders are available at:
https://materials.proxyvote.com/TEKELEC

TEKELEC
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
General
     The Board of Directors of Tekelec (the “Board”) is furnishing you with this Proxy Statement to solicit proxies for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, May 15, 2009, at 9:00 a.m., local time, for the purposes described in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The proxies may also be voted at any adjournment or postponement of our Annual Meeting. The Annual Meeting will be held at our offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560.
     These proxy solicitation materials are first being mailed on or about April 17, 2009 to all shareholders entitled to vote at the Annual Meeting.
     Only shareholders of record at the close of business on March 23, 2009, the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 66,447,224 shares of our Common Stock were issued and outstanding.
     Any proxy that you give in response to this proxy solicitation may be revoked by you at any time before its use in one of two ways, either by:
•	delivering to our Corporate Secretary a written notice of revocation or another proxy bearing a later date, or

•	attending our Annual Meeting and voting in person.
Voting and Solicitation
     Methods of Voting. You may vote by mail, by telephone, over the Internet or in person at the Annual Meeting.
     Voting by Mail. By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.
     Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.
     Voting over the Internet. To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

     Voting in Person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.
     Voting for Directors. In the election of directors, you may vote “FOR” all or some of the director nominees, or your vote may be “WITHHELD” for one or more of the director nominees. You may also cumulate your votes in the election of directors if you or any other shareholder notifies us at the Annual Meeting prior to voting of an intention to cumulate votes.
     Cumulative voting allows you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of our Common Stock, and there are nine directors to be elected at our Annual Meeting, you may allocate 900 “FOR” votes (nine times 100) among as few or as many of the nine nominees to be voted on at the Annual Meeting as you choose.
     If you sign your proxy card or voting instruction card with no further instructions, the proxy holders may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that the proxy holders will not cast your votes for a nominee if you have instructed that votes be “WITHHELD” for that nominee.
     Voting on All Other Matters. Each share of Common Stock outstanding as of the close of business on the Record Date has one vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” for any proposal other than a proposal relating to the election of directors. Except as otherwise required by law, our Articles of Incorporation or our Amended and Restated Bylaws, the affirmative vote of a majority of shares present or represented by proxy and voting at our Annual Meeting is required for the approval of matters other than the election of directors. California state law also requires that the number of shares voting “FOR” any matter must equal at least a majority of the required quorum for the meeting.
     You may vote part of your shares “FOR” any proposal and refrain from voting your remaining shares or you may vote your remaining shares “AGAINST” the proposal. If you fail to specify the number of shares you are voting “FOR” a proposal, then we are allowed to assume that you are voting all of your shares “FOR” the proposal.
     Effect of Abstentions. Abstentions are included in determining the number of shares present and entitled to vote for purposes of determining the presence of a quorum. In the case of election of directors, however, your abstention will have no effect on the outcome of the election of directors.
     In general, abstentions are not counted either “FOR” or “AGAINST” a proposal being voted on. If, however, the number of abstentions is such that the “FOR” votes, while outnumbering the votes “AGAINST” the proposal, do not equal at least a majority of the quorum required for the meeting, the proposal will be defeated and, in this case, abstentions will have the same effect as a vote “AGAINST” the proposal.
     For example, if 60 percent of our outstanding shares are represented in person or by proxy at a meeting at which the required quorum is a majority of the outstanding shares, and the vote on a proposal is 30 percent in favor, 15 percent against and 15 percent abstaining, then the proposal will be adopted. However, if 21 percent vote in favor, 19 percent vote against and 20 percent abstain, then the proposal will be defeated because 21 percent does not represent a majority of the required quorum, even though the affirmative votes outnumber the negative votes.
     Effect of “Broker Non-Votes.” If you hold your shares at the account of a brokerage firm or bank, it is likely that your shares are held in “street name.” Shares that are held in “street name” are held in the name of the brokerage firm or bank or the name of a nominee. Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. Examples of routine matters include the election of directors when the candidates are unopposed and certain proposals to increase the number of authorized common shares that a company may issue. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, then such action is referred to as a “broker non-vote.”
     The cost of this solicitation will be borne by Tekelec. We have retained the services of Broadridge Investor Communication Solutions, Inc. and Georgeson Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated total cost of such services is $19,000 plus out-of-pocket expenses. We may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners, although there are no formal agreements in place. Proxies may be solicited by our directors, officers and regular employees, without additional compensation.
     Voting Confidentiality. Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.
Deadline for Receipt of Shareholder Proposals
     Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company’s annual meeting of shareholders to be held in 2010 (the “2010 Annual Meeting”) must be received by the Company no later than December 16, 2009 in order to be included in the proxy materials relating to that annual meeting. In addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the 2010 Annual Meeting, unless the Company receives written notice of such matters on or before March 1, 2010; provided, however, that if the date of the 2010 Annual Meeting is more than 30 days before or after the anniversary date of the 2009 Annual Meeting, then the Company must receive written notice of such matters within a reasonable time before the Company begins to print and mail its proxy materials. It is recommended that shareholders submitting proposals direct them to the Corporate Secretary of the Company via certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for May 15, 2009.
PROPOSAL 1 — ELECTION OF DIRECTORS
     Our Amended and Restated Bylaws (the “Bylaws”) provide that the authorized number of directors on our Board of Directors can range from five to nine and that the fixed number within that range is nine. A board of nine directors will therefore be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for our nine nominees, all of whom are named below and eight of whom currently serve as directors of Tekelec. All of our incumbent nominees, except for David R. Laube, were previously elected by our shareholders at Tekelec’s 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”). At the time of the 2008 Annual Meeting, the size of the Board was set at eight directors. In August 2008, the Bylaws were amended to increase the fixed size of the Board within the authorized range from eight to nine directors. To fill the resulting vacancy, in August 2008, the Board appointed Mr. Laube to the Board.
     In April 2009, Robert V. Adams notified the Company of his decision not to stand for re-election at the Annual Meeting. To fill the vacancy that would otherwise be created, in April 2009, the Board designated Hubert de Pesquidoux as a nominee for election as a director at the Annual Meeting.
     In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in accordance with cumulative voting to assure the election of as many of the nominees listed in this Proxy Statement as possible, and, in this event, the specific nominees to be voted for will be determined by the proxy holders. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders and such time as his or her successor is duly elected and qualified, or until his or her earlier resignation, removal or death.
Nominees
     The names of the nine nominees, and certain information about them as of April 1, 2009, are set forth below:

Name	Age	Position(s) with the Company	Director Since
Mark A. Floyd	53	Chairman of the Board and Director	2004
Franco Plastina	46	Director, President and Chief Executive Officer	2006
Ronald W. Buckly	57	Director	2007
Hubert de Pesquidoux	43	Nominee for Director	—
Martin A. Kaplan	71	Director	2003
David R. Laube	61	Director	2008
Carol G. Mills	55	Director	2007
Krish A. Prabhu	54	Director	2008
Michael P. Ressner	60	Director	2006
     Mr. Floyd has been a director of our Company since October 2004, was appointed as Vice Chairman of the Board in February 2006 and became Chairman of the Board in January 2007. Mr. Floyd served as the Chief Executive Officer and President of Entrisphere, a telecommunications equipment manufacturer, from August 2002 until its sale to Ericsson in February 2007. Mr. Floyd also serves as a director of Riverbed Technology, Inc.
     Mr. Plastina joined our Company as President and Chief Executive Officer and as a director in February 2006. From September 2005 until joining our Company, Mr. Plastina served as an Executive in Residence at Warburg Pincus LLC, a private equity firm. From May 2003 until July 2005, he held various executive positions with Proxim Corporation, a provider of wireless infrastructure equipment for wireless fidelity, or Wi-Fi, and wireless broadband markets, including Executive Chairman from January 2005 until July 2005 and President and Chief Executive Officer and a director from May 2003 until December 2004. In June 2005, Proxim Corporation filed a voluntary petition for relief under the reorganization provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Mr. Plastina also serves as a director of Cree, Inc.
     Mr. Buckly has been a director of our Company since November 2007. Since April 2007, Mr. Buckly has served as Senior Vice President, Corporate Affairs and General Counsel of Ixia, a provider of IP performance test systems. Mr. Buckly served as Senior Vice President, Corporate Affairs and General Counsel of Tekelec from January 2004 until his resignation from that office in December 2006 due to the Company’s relocation from California to North Carolina. Mr. Buckly also served as Vice President and General Counsel of the Company from April 1998 until January 2004 and as our Corporate Secretary from 1987 until May 2007. From April 1998 until November 2003, Mr. Buckly served as of counsel to Bryan Cave LLP, the Company’s legal counsel.
     Mr. de Pesquidoux was designated by the Board in April 2009 as a nominee for election as a director at the Annual Meeting. From 1991 until December 2008, Mr. de Pesquidoux held various positions at Alcatel-Lucent SA (and its predecessor, Alcatel SA and its affiliates), where he most recently served as Chief Financial Officer from October 2007 until December 2008 and as President of the Enterprise business until December 2008. Mr. de Pesquidoux’s recent positions also included Executive Vice President of Alcatel-Lucent and President of Alcatel North America from December 2002 until April 2006.
     Mr. Kaplan has been a director of our Company since June 2003. Mr. Kaplan has served as a director of JDS Uniphase Corporation since October 1997 and as its Chairman of the Board since May 2000. Mr. Kaplan also serves as a director of Actelis Networks, Inc. and Superconductor Technologies Inc.
     Mr. Laube has been a director of our Company since August 2008. Since 2001, Mr. Laube has been Executive in Residence at the Business School at the University of Colorado Denver. From 1983 until 2000, Mr. Laube served in various senior financial and information technology positions at US West, Inc. (which was acquired by Qwest Communications International Inc.), where he most recently served as Vice President and Chief Information Officer from 1996 to June 2000. Mr. Laube also serves as a director of Network Equipment Technologies, Inc.
     Ms. Mills became a director of our Company in June 2007. Since February 2006, Ms. Mills has been an independent consultant. She served as Executive Vice President and General Manager, Infrastructure Products Group, of Juniper Networks, Inc., a provider of networking and security solutions, from November 2004 until February 2006. Ms. Mills also serves as a director of Adobe Systems Incorporated and Blue Coat Systems, Inc.
     Mr. Prabhu became a director of our Company in May 2008. Mr. Prabhu served as Chief Executive Officer and President of Tellabs from February 2004 until his retirement in February 2008. Mr. Prabhu is also a director of ADC Telecommunications, Inc., ADVA AG Optical Networking and Altera Corporation.
     Mr. Ressner became a director of our Company in November 2006. From 1980 until his retirement in 2003, Mr. Ressner held a number of senior management positions in finance and operations at Nortel Networks, where he most recently served as a Vice President and General Manager. Since 2002, Mr. Ressner has served as an advisor in the College of Management at North Carolina State University, where from 2002 until 2004, he was also an adjunct professor of finance and accounting. Mr. Ressner also serves as a director of Entrust, Inc., Exide Technologies and Magellan Health Services, Inc.
     There is no family relationship between any director or executive officer of the Company and any other director or executive officer of the Company.

Information Regarding our Board of Directors and its Committees
     Our Board of Directors held a total of 12 board meetings during 2008 and acted nine times by unanimous written consent. The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development Committee. During 2008, each of our directors attended at least 75% of the total of all Board meetings and meetings of committees on which he or she was a member, during the period for which the director served.
     We strongly encourage our Board members to attend our annual meetings of shareholders. All members of our Board of Directors as of the date of our 2008 Annual Meeting attended that meeting.
     Changes to Board of Directors since our 2008 Annual Meeting. As discussed above, after increasing the fixed size of the Company’s Board of Directors from eight to nine by amendment to the Bylaws, the Board appointed David R. Laube to the Board in August 2008.
     Director Independence. A majority of Tekelec’s directors meet the standards for director independence under listing standards established by The NASDAQ Stock Market LLC (“Nasdaq”) and under the rules of the Securities and Exchange Commission (“SEC” or the “Commission”). An “independent director” means a person other than an executive officer or employee of Tekelec, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with Tekelec within the last three years. The Board considers relationships, transactions and/or arrangements with each of the directors in determining whether he or she is independent.
     The Board has affirmatively determined that each serving member of the Board, other than Messrs. Buckly and Plastina, is currently an independent director under applicable Nasdaq listing standards and SEC rules. Mr. Buckly does not meet the applicable independence standards because he served as an executive officer of Tekelec from April 1998 through December 2006 and as an employee of Tekelec from January 2007 through March 2007. Mr. Plastina does not meet the independence standards because, since February 2006, he has been an executive officer of Tekelec. The Board has affirmatively determined that our proposed new director, Mr. de Pesquidoux, would currently meet the Nasdaq independence standards with respect to Tekelec.
     The independent directors meet regularly in executive sessions without the presence of Messrs. Buckly or Plastina or other members of Tekelec’s management. These meetings occur in connection with regularly scheduled Board meetings and from time to time as the independent directors deem necessary or appropriate.
     Audit Committee. The current members of our Audit Committee are Messrs. Ressner (Chair), Adams, Floyd and Laube, and the Board has determined that each member of the Audit Committee is independent under current Nasdaq listing standards and the additional SEC independence rules for Audit Committee members. In addition, the Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert within the meaning of applicable SEC regulations and is financially literate for purposes of the Nasdaq listing standards. After the Annual Meeting and assuming that Messrs. Ressner, Floyd and Laube are re-elected as directors and remain as members of our Audit Committee, all members of the Audit Committee will be financially literate for purposes of the Nasdaq listing standards and will continue to qualify as audit committee financial experts for purposes of the SEC rules. During 2008, the Audit Committee met 11 times.

     During 2008, the Audit Committee consisted until May 2008 of Messrs. Ressner (Chair) and Floyd and of Daniel Brenner and Jerry Elliott. Messrs. Brenner and Elliott are former directors of the Company who did not stand for re-election at the 2008 Annual Meeting. The Audit Committee consisted of Messrs. Ressner (Chair), Adams and Floyd from May 2008 until August 2008 and of Messrs. Ressner (Chair), Adams, Floyd and Laube thereafter.
     The Audit Committee assists the Board in fulfilling its oversight responsibilities for financial matters. Specifically, the Audit Committee assists the Board in overseeing:
•	the integrity of our financial statements;

•	the qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function;

•	the performance of the independent registered public accounting firm;

•	the integrity of our systems of internal accounting and financial controls; and

•	our compliance with legal and regulatory requirements.
     The Audit Committee has sole authority for selecting, evaluating and, when appropriate, replacing our independent registered public accounting firm and meets privately, outside the presence of management, with our independent registered public accountants to discuss, among other matters, our internal accounting control policies and procedures. The Committee also reviews and approves in advance the services provided and fees charged by our independent registered public accountants.
     The Audit Committee operates pursuant to a written charter approved by the Board, a copy of which is available on the Company’s website (www.tekelec.com).
     Compensation Committee. The current members of the Compensation Committee are Ms. Mills (Chair) and Messrs. Floyd, Kaplan and Prabhu. The Board has determined that each member of the Compensation Committee is independent under current Nasdaq listing standards. During 2008, the Compensation Committee met 16 times and acted three times by unanimous written consent.
     During 2008, the Compensation Committee consisted of Messrs. Brenner (Chair) and Adams and Ms. Mills until May 2008; of Ms. Mills (Chair) and Messrs. Floyd and Prabhu from May 2008 until July 2008; and of Ms. Mills (Chair) and Messrs. Floyd, Kaplan and Prabhu thereafter. Mr. Kaplan also served as a non-voting ex officio member of the Compensation Committee from October 2003 until March 2008.
     The Compensation Committee is responsible for overseeing and advising the Board with respect to our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation and equity-based plans. The Compensation Committee:
•	recommends to the Board the base salaries, bonus and other cash compensation for our executive officers, including our Chief Executive Officer;

•	recommends to the Board the terms of our annual bonus plans for officers and employees;

•	administers our equity incentive plans (other than our former Amended and Restated Non-Employee Director Stock Option Plan and our Amended and Restated 2003 Equity Incentive Plan as it pertains to our non-employee directors);

•	determines the persons (other than with respect to grants to non-employee directors) to whom equity incentives (e.g., stock options, share appreciation rights and restricted stock units) are granted and the terms of the equity incentives; and

•	recommends to the Board the compensation paid to directors for Board and committee service.

     In the event the Board does not approve the recommendations of our Compensation Committee regarding executive officer compensation, such matters will be referred to the independent members of our Board of Directors who will make the final determination regarding such compensation.
     Although our Compensation Committee has not been authorized to delegate its duties and responsibilities to other persons, our Compensation Committee has the authority in its discretion to retain independent compensation consultants and outside advisors to assist the Committee in carrying out its duties and responsibilities.
     Our Compensation Committee from time to time meets with our Chief Executive Officer and other members of management to discuss and obtain recommendations with respect to the Company’s compensation practices and programs for our officers and employees. Although Mr. Plastina, our Chief Executive Officer, is a member of our Board of Directors, he does not participate in any discussions or decisions of the Board or Compensation Committee regarding the setting of his salary or the award of any bonus or the grant of any equity incentive to him.
     The Compensation Committee’s duties and responsibilities are governed by a written charter approved by the Board, a copy of which is available on the Company’s website (www.tekelec.com).
     Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Messrs. Adams (Chair), Kaplan and Laube and Ms. Mills. The Board has determined that Messrs. Adams, Kaplan and Laube and Ms. Mills are independent under current Nasdaq listing standards. During 2008, the Nominating and Corporate Governance Committee met three times.
     During 2008, the Nominating and Corporate Governance Committee consisted of Messrs. Adams (Chair) and Floyd and Ms. Mills until May 2008; of Mr. Adams (Chair) and Ms. Mills from May 2008 until July 2008; of Messrs. Adams (Chair) and Kaplan and Ms. Mills from July 2008 until August 2008; and of Messrs. Adams (Chair), Kaplan and Laube and Ms. Mills thereafter. Mr. Kaplan also served as a non-voting ex officio member of the Nominating and Corporate Governance Committee from January 2004 until March 2008.
     The Nominating and Corporate Governance Committee’s responsibilities include the following:
•	recommending to the Board individuals qualified to serve as directors and as members of committees of the Board of Directors;

•	advising the Board with respect to Board composition, procedures, committees and related matters; and

•	overseeing the review and evaluation of the Board’s performance.
     The Nominating and Corporate Governance Committee recommends to the Board the slate of directors to be elected at our annual meetings of shareholders. The Nominating and Corporate Governance Committee considers candidates for director nominees recommended by our directors, officers and shareholders. The Nominating and Corporate Governance Committee discusses the required selection criteria and qualifications of director nominees based upon our Company’s needs at the time nominees are considered. Although there are no stated minimum criteria for director nominees, in evaluating director candidates, the Nominating and Corporate Governance Committee considers factors that are in the best interests of our Company and our shareholders, including, among others:
•	the knowledge, experience, integrity and judgment of possible candidates for nomination as directors;

•	the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which we desire to have represented on the Board; and

•	each candidate’s ability to devote sufficient time and effort to his or her duties as a director.
     The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants. From time to time, the Nominating and Corporate Governance Committee has retained independent consultants to provide information to the Committee regarding Board composition, to assist the Committee in identifying and evaluating qualified individuals to be considered for appointment as directors and to provide guidance to the Committee and the Board in connection with the evaluation of the performance of members of the Board and its committees.
     If you wish to recommend a director candidate, please send the following information to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Tekelec, 5200 Paramount Parkway, Morrisville, North Carolina 27560:
•	the name of the candidate and a summary of the candidate’s background and qualifications;

•	the contact information for the candidate and a document showing the candidate’s willingness to serve as a director if elected; and

•	a signed statement in which you give your current status as a Tekelec shareholder and in which you indicate the number of shares of Tekelec Common Stock that you beneficially own.
     The Nominating and Corporate Governance Committee makes a preliminary assessment of each proposed nominee based upon the candidate’s background and qualifications, an indication of the individual’s willingness to serve and other information. The Nominating and Corporate Governance Committee evaluates this information against the criteria described above and Tekelec’s specific needs at that time. Based upon a preliminary assessment of the candidates, those who appear best suited to meet our Company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominees to recommend to the Board to submit for election at the next annual meeting of shareholders. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.
     The Nominating and Corporate Governance Committee’s duties and responsibilities are governed by a written charter approved by the Board, a copy of which is available on the Company’s website (www.tekelec.com).
     Corporate Development Committee. The current members of the Corporate Development Committee are Messrs. Kaplan (Chair), Buckly, Prabhu and Ressner. Mr. Plastina is also a non-voting ex officio member of the Committee. The Corporate Development Committee met twice during 2008. The Corporate Development Committee assists and advises our management with respect to corporate development alternatives outside the ordinary course of business and strategic alternatives under consideration from time to time by either our management or the Board. During 2008, the Corporate Development Committee consisted of Messrs. Adams, Elliott, Floyd, Kaplan and Ressner until May 2008 and of Messrs. Kaplan (Chair), Buckly, Prabhu and Ressner thereafter.

Compensation of Directors
     The following table shows compensation information for Tekelec’s current and former non-employee directors for 2008.
Director Compensation for 2008

	Fees Earned or	Stock		Option	All Other
	Paid in Cash	Awards		Awards	Compensation	Total
Name	($)	($)(1) (2)		($) (2) (3)	($)	($)
Robert V. Adams	$87,511	$82,415	(4)	$13,550	—	$183,476
Daniel L. Brenner(5)	59,350	—		13,550	$18,927 (6)	91,827
Ronald W. Buckly	61,505	82,415	(4)	67,826	—	211,746
Jerry V. Elliott(7)	31,995	—		18,023	—	50,018
Mark A. Floyd	156,182	82,415	(4)	13,550	—	252,147
Martin A. Kaplan	79,250	82,415	(4)	13,550	—	175,215
David R. Laube	23,250	77,117	(8)	—	—	100,367
Carol G. Mills	84,640	82,415	(4)	94,588	—	261,643
Krish A. Prabhu	39,706	116,751	(9)	—	—	156,457
Michael P. Ressner	86,600	82,415	(4)	85,051	—	254,066

(1)	The amounts shown in this column do not reflect compensation actually received by the directors. The amounts shown in the above table reflect the 2008 compensation expense recognized by Tekelec in its consolidated financial statements for the year ended December 31, 2008, as determined in accordance with the Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payments” (“SFAS 123R”) and adjusted pursuant to SEC rules to eliminate the impact of estimated forfeitures. The assumptions used to calculate compensation expense for 2008 are set forth in Note 13 to our 2008 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on February 26, 2009. The amounts recognized in 2008 as annual compensation expense and set forth in this column reflect compensation expense attributable to the restricted stock units “(RSUs”) granted to the directors in 2008 under our Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”). Each RSU converts to one share of Tekelec Common Stock on the applicable vesting date, provided the individual is a non-employee director on that date. For information regarding the number of outstanding RSU awards held by each non-employee director as of December 31, 2008, see the column labeled “Unvested RSUs Outstanding” in Footnote 2 below.

(2)	As of December 31, 2008, our non-employee directors held the following numbers of unvested RSUs granted under the 2003 Plan and stock options granted under our former Amended and Restated Non-Employee Director Stock Option Plan, which was terminated in May 2008:

Name	Unvested RSUs Outstanding	Stock Options Outstanding
Robert V. Adams	8,000	55,000
Ronald W. Buckly	8,000	30,833
Mark A. Floyd	8,000	63,333
Martin A. Kaplan	8,000	45,000
David R. Laube	16,667	—
Carol G. Mills	8,000	35,000
Krish A. Prabhu	18,000	—
Michael P. Ressner	8,000	42,500

(3)	The amounts shown in this column do not reflect compensation actually received by the directors. The amounts shown in the above table reflect the 2008 compensation expense recognized by Tekelec in its consolidated financial statements for the year ended December 31, 2008, as determined in accordance with SFAS 123R and adjusted pursuant to SEC rules to eliminate the impact of estimated forfeitures. The assumptions used to calculate compensation expense for 2008 are set forth in Note 13 to our 2008 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on February 26, 2009. The amounts recognized in 2008 as annual compensation expense and set forth in this column reflect compensation expense attributable to stock options granted to the directors prior to 2008 under our Amended and Restated Non-Employee Director Stock Option Plan, which was terminated in May 2008. For information regarding the number of outstanding stock option awards held by each non-employee director as of December 31, 2008, see the column labeled “Stock Options Outstanding” in Footnote 2 above.

(4)	The full fair value of the 8,000 RSUs granted in 2008 to each of Messrs. Adams, Buckly, Floyd, Kaplan and Ressner and Ms. Mills as of the grant date (i.e., May 16, 2008) as computed in accordance with SFAS 123R was $131,360.

(5)	Mr. Brenner ceased to serve on our Board of Directors on May 16, 2008.

(6)	This compensation reflects our gift to Mr. Brenner of a wristwatch valued at $10,762 and a cash payment in the amount of $8,165 for the payment of related taxes.

(7)	Mr. Elliott ceased to serve on our Board of Directors on May 16, 2008.

(8)	The full fair value of the 16,667 RSUs granted to Mr. Laube as of the grant date (i.e., August 26, 2008) as computed in accordance with SFAS 123R was $262,672.

(9)	The full fair value of the 18,000 RSUs granted to Mr. Prabhu as of the grant date (i.e., May 16, 2008) as computed in accordance with SFAS 123R was $295,560.
     We currently pay quarterly retainers to each of our non-employee directors for service on the Board of Directors and for service on committees of the Board. We also pay additional quarterly retainer amounts to our Chairman of the Board and to the Chairpersons of our Board committees. Prior to July 1, 2008, we also paid meeting attendance fees to our non-employee directors for attending meetings of the Board and of Board committees. On July 1, 2008, we eliminated all meeting attendance fees from our non-employee director cash compensation program.
     The below table summarizes the amounts of (i) the quarterly retainers that we currently pay to our non-employee directors, which are the same as the quarterly retainers that we paid to them in 2008, and (ii) the 2008 meeting fees that we paid to our directors until July 1, 2008:

				Nominating
				and
				Corporate	Corporate
	Board of	Audit	Compensation	Governance	Development
Retainers and Fees	Directors	Committee	Committee	Committee	Committee
Quarterly Retainer (Non-Chair)	$12,500	$2,000	$1,250	$1,000	$1,000
Quarterly Retainer (Chair)	31,250	5,000	4,000	2,500	2,500
Meeting Attendance Fees(1)	2,000/1,000 (2)	800	750	750	1,000/750 (3)

(1)	All meeting attendance fees were eliminated as of July 1, 2008.

(2)	Prior to July 1, 2008, non-employee directors received $2,000 for attending a Board meeting in excess of four hours and $1,000 for attending a Board meeting of four hours or less.

(3)	Prior to July 1, 2008, members of the Corporate Development Committee received $1,000 for attending a committee meeting of at least four hours and $750 for meetings of less than four hours.
     We currently anticipate that, commencing in 2010, we may permit our non-employee directors to elect to receive some or all of their retainer fees in the form of equity compensation instead of cash.
     The total amount of cash compensation paid to all non-employee directors for service in 2008 was approximately $718,154.
     We also reimburse all directors for reasonable expenses incurred in connection with attending Board and committee meetings.
     Prior to May 2008, directors who were not employees of our Company were ineligible to participate in our Company’s equity incentive plans for employees. Our non-employee directors had instead most recently been entitled to receive equity grants under our former Amended and Restated Non-Employee Director Stock Option Plan (the “Director Plan”), which was terminated in May 2008. The Director Plan provided for the automatic grant of stock options upon a director’s initial election and re-election to the Board. Options granted under the Director Plan had an exercise price equal to the closing sales price of our Common Stock on the date of grant and vested in four equal quarterly installments (or eight equal quarterly installments in the case of options granted upon initial election or appointment to the Board) as long as the holder remained a non-employee director of Tekelec. Each vested installment of the options terminates four years after vesting.

     In May 2008, the Company’s shareholders approved amendments to our Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”), including an amendment pursuant to which our non-employee directors were added as individuals eligible to receive grants of awards under the 2003 Plan. The 2003 Plan provides for the grant to eligible persons of stock options, share appreciation rights, restricted stock awards and restricted stock units (“RSUs”), including performance-based restricted stock units (“PRSUs”). As compared to the Director Plan, the 2003 Plan provides us with greater flexibility in determining the types and sizes of the equity grants that are from time to time provided to our directors.
     Following the amendments to the 2003 Plan, on May 16, 2008, the Board granted to (i) each non-employee director who was re-elected or elected at the 2008 Annual Meeting 8,000 RSUs that vest one year after the grant date as long as the holder remains a non-employee director of the Company and (ii) Mr. Prabhu, because he was being elected to the Board for the first time, 10,000 additional RSUs that vest in three equal annual installments after the grant date as long as Mr. Prabhu remains a non-employee director of the Company. On August 26, 2008 and in connection with Mr. Laube’s initial appointment to the Board, the Board granted to him 6,667 RSUs (representing a pro rata portion of the 8,000 RSUs that had been granted to the non-employee directors elected or re-elected at the 2008 Annual Meeting) that vest in May 2009 as long as Mr. Laube remains a non-employee director of the Company and, because he was being appointed to the Board for the first time, 10,000 additional RSUs (i.e., the same number of RSUs granted to Mr. Prabhu on his initial election to the Board) that vest in three equal annual installments after the grant date as long as Mr. Laube remains a non-employee director of the Company.
     In February 2009, the Board approved an annual equity grant, effective as of the date of the Annual Meeting, of 8,000 RSUs to each of our non-employee directors who is re-elected at the Annual Meeting. The RSUs will vest on the earlier of May 15, 2010 or the date of our 2010 Annual Meeting as long as the director remains a non-employee director of the Company through the vesting date. In April 2009, the Board also approved equity grants, effective as of the date of the Annual Meeting, to Mr. de Pesquidoux, provided he is elected as a director at the Annual Meeting. If elected, he will receive (i) 8,000 RSUs that will vest on the earlier of May 15, 2010 or the date of our 2010 Annual Meeting as long as Mr. de Pesquidoux remains a non-employee director of the Company, and (ii) because this would be Mr. de Pesquidoux’s initial election to the Board, 10,000 additional RSUs that will vest in three equal annual installments after the grant date as long as Mr. de Pesquidoux remains a non-employee director of the Company. We expect that the Board, upon the recommendation of the Compensation Committee, will continue to approve annual equity grants under the 2003 Plan (such as stock options, RSUs and/or other equity awards) to our non-employee directors in years subsequent to 2009.
Shareholder Communications with the Board of Directors
     We have implemented a process by which our shareholders may send written communications to the Board’s attention. Any shareholder wishing to communicate with the Board, any of its committees, or one or more of its individual directors, regarding Tekelec may do so by sending a letter addressed to the Board, the particular committee or the individual director(s), c/o Tekelec Corporate Secretary, 5200 Paramount Parkway, Morrisville, North Carolina 27560. We have instructed the Corporate Secretary to promptly forward all communications so received directly to the full Board, the committee or the individual Board member(s) specifically addressed in the communication.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in such filing.

     All directors who are members of the Audit Committee are independent under current Nasdaq listing standards and meet applicable financial experience requirements. The duties, responsibilities and operation of the Audit Committee are governed by a Charter which was most recently amended and restated in February 2007. A copy of the Charter is available on our web site at www.tekelec.com.
     The Audit Committee is responsible for overseeing management’s financial reporting practices and internal controls. Management has the primary responsibility for Tekelec’s financial statements and the financial reporting process, including internal controls, and is responsible for reporting on the effectiveness of our internal control over financial reporting. Our management is responsible for the preparation and integrity of our financial statements and our financial reporting and control processes and procedures, including our system of internal controls and our disclosure controls and procedures. PricewaterhouseCoopers LLP, our Company’s independent registered public accounting firm, is responsible for performing an integrated audit of Tekelec’s financial statements and internal control over financial reporting. PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of the financial statements with accounting principles generally accepted in the United States of America and for expressing an opinion on our Company’s maintenance of effective internal control over financial reporting as of the end of our reporting period.
     In the performance of our oversight function, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with the Company’s management and PricewaterhouseCoopers LLP. We discussed with the Company’s management and with PricewaterhouseCoopers LLP their judgments as to both the quality and the acceptability of the Company’s accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of the disclosures in the financial statements. During 2008, we continued to monitor the progress and results of the testing pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 of the Company’s internal control over financial reporting. As part of our oversight responsibilities, we met periodically with Tekelec’s internal auditors and independent registered public accounting firm, separately and together and with and without management present, to discuss the adequacy and effectiveness of Tekelec’s internal control over financial reporting and the quality of the financial reporting process.
     We have also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including, among other items, matters related to the conduct by the independent registered public accounting firm of the integrated audit of Tekelec’s consolidated financial statements and its internal control over financial reporting. We have also discussed with PricewaterhouseCoopers LLP the other matters that are required to be discussed by an independent registered public accounting firm with an audit committee under the standards of the Public Company Accounting Oversight Board. We have also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board, as currently in effect, and have discussed with PricewaterhouseCoopers LLP matters relating to its independence from Tekelec.
     The Company’s management and PricewaterhouseCoopers LLP have more resources and time, and more detailed knowledge and information regarding our accounting, auditing, internal control and financial reporting practices, than we do. The members of the Audit Committee rely without independent verification on the information provided to us and on the representations made by management and PricewaterhouseCoopers LLP. Accordingly, our oversight does not provide an independent basis, beyond the role of PricewaterhouseCoopers LLP described above, to determine that Tekelec’s management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of Tekelec’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in conformity with accounting principles generally accepted in the United States of America or that PricewaterhouseCoopers LLP is in fact “independent.”
     Based upon the review and discussions described in this report, and subject to the limitations on our role and responsibilities described above and in our Charter, we recommended to the Board of Directors that Tekelec’s audited consolidated financial statements be included in Tekelec’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.
AUDIT COMMITTEE
Michael P. Ressner, Chairman
Robert V. Adams
Mark A. Floyd
David R. Laube

COMMON STOCK OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT
     The following table summarizes information regarding beneficial ownership of our Common Stock as of March 2, 2009 by (a) each person who is known to own beneficially more than 5% of the outstanding shares of our Common Stock, (b) each of our directors and nominees for director who beneficially owns shares of our Common Stock, (c) each of the executive officers named in the Summary Compensation Table below who beneficially owned shares of our Common Stock as of March 2, 2009 and (d) all current directors and executive officers of Tekelec as a group:

Name of Beneficial Owner(1)	Shares Beneficially Owned		Percent of Class
Capita Trustees Limited	8,801,301	(2)	13.3%
The Natinec Trust P. O. Box 801 28 30 The Parade St. Helier, Jersey JE4 OSZ Channel Islands

Kensico Capital Management Corporation	6,450,080	(3)	9.7%
55 Railroad Avenue, 2nd Floor Greenwich, CT 06830-6378

Brookside Capital Partners Fund, L.P.	6,296,298	(4)	9.5%
111 Huntington Avenue Boston, MA 02199

Barclays Global Investors, NA	4,533,491	(5)	6.8%
400 Howard Street San Francisco, CA 94105
Franco Plastina	781,547	(6)	1.2%

Ronald J. de Lange	189,679	(7)	*

William H. Everett	129,299	(8)	*

Robert V. Adams	65,500	(9)	*

Mark A. Floyd	56,979	(10)	*

Stuart H. Kupinsky	55,854	(11)	*

Martin A. Kaplan	42,500	(12)	*

Michael P. Ressner	42,500	(13)	*

Ronald W. Buckly	40,230	(14)	*

Wolrad Claudy	40,029	(15)	*

Carol G. Mills	35,000	(16)	*

All current directors and executive	1,552,078	(17)	2.3%
officers as a group (15 persons)

*	Less than one percent.

(1)	To our knowledge, these persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	Based on an amended Schedule 13G filed on February 10, 2006, wherein Natinco, S.A. (“Natinco”), a Luxembourg investment company, and Stirling Trustees Limited (“Stirling”), as Trustee of the Natinec Trust, reported shared voting and dispositive power as to these shares. We have been advised that Natinco, which is the record owner of the shares, holds minority interests in a number of U.S. and Europe-based companies, including an interest in Techniques & Produits, S.A., a French company of which Jean-Claude Asscher, the Chairman Emeritus of our Board of Directors, is a shareholder. Natinco has advised the Company that the Natinec Trust owns all of the equity interest in Natinco, that the trustee of the Natinec Trust has changed from Stirling to Capita Trustees Limited, and that Natinco holds the shares in the Company for investment only. Mr. Asscher has advised the Company that he does not have or share voting or investment power with respect to these shares, that he has no beneficial or financial interest in Natinco and that he therefore does not consider himself to be a beneficial owner of these shares within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934.

(3)	Based on an amended Schedule 13G filed on February 17, 2009, wherein Kensico Capital Management Corporation, Michael Lowenstein and Thomas J. Coleman reported that, as of December 31, 2008, they had shared voting and dispositive power as to these shares.

(4)	Based on an amended Schedule 13G filed on February 17, 2009, wherein Brookside Capital Partners Fund, L.P. reported that, as of December 31, 2008, it had sole voting and dispositive power as to these shares.

(5)	Based on a Schedule 13G filed on February 5, 2009, wherein Barclays Global Investors, NA and affiliated entities reported that, as of December 31, 2008, (i) Barclays Global Investors, NA had sole voting power as to 1,282,479 of such shares and sole dispositive power as to 1,525,087 of such shares, (ii) Barclays Global Fund Advisors had sole voting power as to 2,211,973 of such shares and sole dispositive power as to 2,964,455 of such shares, and (iii) Barclays Global Investors, Ltd. had sole voting power as to 1,800 of such shares and sole dispositive power as to 43,949 of such shares.

(6)	Includes 650,000 shares subject to share appreciation rights held by Mr. Plastina, which are exercisable or become exercisable within 60 days after March 2, 2009.

(7)	Includes 175,000 shares subject to options held by Mr. de Lange, which are exercisable or become exercisable within 60 days after March 2, 2009.

(8)	Includes 75,000 shares subject to options held by Mr. Everett, which are exercisable or become exercisable within 60 days after March 2, 2009.

(9)	Includes 52,500 shares subject to options held by Mr. Adams, which are exercisable or become exercisable within 60 days after March 2, 2009.

(10)	Consists of 56,979 shares subject to options held by Mr. Floyd, which are exercisable or become exercisable within 60 days after March 2, 2009.

(11)	Includes 49,437 shares subject to share appreciation rights held by Mr. Kupinsky, which are exercisable or become exercisable within 60 days after March 2, 2009.

(12)	Consists of 42,500 shares subject to options held by Mr. Kaplan, which are exercisable or become exercisable within 60 days after March 2, 2009.

(13)	Consists of 42,500 shares subject to options held by Mr. Ressner, which are exercisable or become exercisable within 60 days after March 2, 2009.

(14)	Includes 23,124 shares subject to options held by Mr. Buckly, which are exercisable or become exercisable within 60 days after March 2, 2009.

(15)	Includes 27,500 shares subject to options held by Mr. Claudy, which are exercisable or become exercisable within 60 days after March 2, 2009.

(16)	Consists of 35,000 shares subject to options held by Ms. Mills, which are exercisable or become exercisable within 60 days after March 2, 2009.

(17)	Includes 1,280,479 shares subject to options or share appreciation rights held by all current directors and executive officers as a group, which options and share appreciation rights are exercisable or become exercisable within 60 days after March 2, 2009.

EXECUTIVE OFFICERS
     Our current executive officers, and certain information about them as of April 1, 2009, are described below:

Name	Age	Title
Franco Plastina	46	President and Chief Executive Officer
William H. Everett	58	Executive Vice President and Chief Financial Officer
Stuart H. Kupinsky	41	Senior Vice President, Corporate Affairs and General Counsel
Ronald J. de Lange	50	Executive Vice President, Global Product Solutions
Wolrad Claudy	45	Senior Vice President, Global Sales
David K. Rice	50	Senior Vice President, Operations
Gregory S. Rush	41	Vice President, Corporate Controller and Chief Accounting Officer
Marykay Wells	46	Vice President, Information Technology and Chief Information Officer
     Our Board of Directors appoints our officers who then serve at the discretion of the Board. For information concerning Mr. Plastina, see “Directors” above.
     Mr. Everett joined our Company as Vice President, Product Marketing of the Communications Software Solutions Group in October 2004 when we acquired Steleus Group, and he served as Senior Vice President and Chief Financial Officer from April 2005 until February 2007 when he assumed his current position as Executive Vice President and Chief Financial Officer. From January 1, 2006 until Mr. Plastina’s appointment as President and Chief Executive Officer in February 2006, Mr. Everett also served as acting Chief Executive Officer of the Company. From October 2001 until October 2004, Mr. Everett served as Executive Vice President and Chief Financial Officer of Steleus Group Inc. and from time to time held senior management positions with certain of its operating subsidiaries.
     Mr. Kupinsky joined our Company as Senior Vice President, Corporate Affairs and General Counsel in April 2007. From March 2006 until April 2007, Mr. Kupinsky served as Senior Vice President, General Counsel and Secretary of Cadence Innovation LLC, an automotive supplier which in August 2008 filed a voluntary petition for relief under the reorganization provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. From September 2002 until February 2006, Mr. Kupinsky served as Senior Vice President, General Counsel and Secretary of Exide Technologies, a provider of stored electrical energy solutions.
     Mr. de Lange joined our Company as President and General Manager, Network Signaling Group in July 2005. He served in that capacity until October 2007 when he became Executive Vice President, Global Product Solutions. From 1980 until March 2005, Mr. de Lange held various technical and management positions with Lucent Technologies, where he most recently served as Vice President, Convergence Solutions from January 2004 until March 2005 and as Vice President and General Manager, OPENet Solutions from June 2001 until December 2003.
     Mr. Claudy, who is based in Frankfurt, Germany, joined our Company as Managing Director of Europe, Middle East and Africa (EMEA) in October 2003 and became Managing Director of Europe, Africa, Asia, Australia and India in June 2006. Mr. Claudy served in that capacity until the Board appointed him as Senior Vice President, Global Sales in May 2008.
     Mr. Rice joined our Company as Senior Vice President, Operations in July 2006. From 1984 until joining our Company, Mr. Rice was employed by Nortel Networks, where he held a number of management positions in operations, including Vice President, Global Materials Management from October 2005 until July 2006, and Vice President, Wireless/Optical Supply Chain Operations from February 1999 until October 2005.

     Mr. Rush joined our Company as Vice President and Corporate Controller in May 2005 and became Vice President, Corporate Controller and Chief Accounting Officer in May 2006. From May 2000 until joining our Company, Mr. Rush served as Senior Director of Finance, External Reporting and Acquisitions of Siebel Systems, Inc.
     Ms. Wells joined Tekelec as Vice President, Information Technology and Chief Information Officer in May 2007. From March 1998 until joining our Company, Ms. Wells held various positions at Nortel Networks, where she most recently served as interim Chief Information Officer from January 2007 until May 2007 and as Vice President of Global Systems from December 2004 until January 2007.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     In this section of the Proxy Statement, we explain the Company’s compensation philosophy and objectives and the process by which we determine the compensation of our President and Chief Executive Officer and the four other executive officers (the “named executive officers”) named in the “Summary Compensation Table” included in this Proxy Statement. We also provide a brief overview of the executive compensation programs applicable to our executive officers, including our named executive officers, and discuss and analyze the specific decisions made regarding the 2008 compensation of our named executive officers and the compensation that has been paid to them as a result of those decisions.
     Process. Our Board of Directors and the Compensation Committee of our Board of Directors share responsibility for determining and administering the compensation programs for our executive officers and for approving the compensatory terms and provisions of each officer’s employment with the Company. Our Board has fully delegated to the Compensation Committee responsibility for approving equity incentive grants to our employees, including our named executive officers, under the Company’s equity incentive plans. Our Board has also delegated to our Compensation Committee the responsibility of overseeing and advising the Board concerning our compensation and employee benefit plans and practices, including our executive compensation, incentive compensation and equity-based plans. On other matters, our Board, based on the recommendations of the Compensation Committee, is responsible for approving the base salary of our named executive officers, determining their bonus eligibility, approving the terms of our executive officer bonus plans, approving the award of plan-based and discretionary bonuses to our executive officers, approving the terms of our executive officer severance plans and approving our equity compensation plans. The Board’s involvement in the executive compensation process reflects the Board’s desire to participate actively in compensation decisions regarding the Company’s executive officers. In the event the Board does not approve the recommendations of the Compensation Committee regarding executive officer compensation, such matters will be referred to the independent members of our Board of Directors (as determined under Nasdaq listing standards) who will make the final determination regarding such compensation. No such matters were referred to the independent members of our Board during 2008 and, to date, no such matters have been referred to them in 2009.
     The Compensation Committee periodically reports to our Board on executive officer compensation matters generally, and Board members, including our President and Chief Executive Officer, when appropriate, are invited from time to time to attend Compensation Committee meetings. A copy of our Compensation Committee Charter is available at www.tekelec.com.
     Committee Membership. The members of our Compensation Committee currently are Ms. Mills (Chairperson) and Messrs. Floyd, Kaplan and Prabhu, all of whom qualify as independent directors under applicable Nasdaq listing standards and satisfy applicable standards of independence under federal securities and tax laws. From January 2008 through May 2008, our Compensation Committee held regularly scheduled monthly meetings. Beginning in May 2008, the Compensation Committee held regularly scheduled quarterly rather than monthly meetings. The Compensation Committee also holds additional meetings as and when deemed appropriate in the fulfillment of its duties, including in connection with the periodic assessment of our executive officer compensation programs and our specific compensation awards to our executive officers. The Compensation Committee also conducts an annual review of the compensation objectives and programs for our executive officers, generally in the first quarter of each fiscal year, to ensure that our objectives and programs continue to be aligned with our business objectives and compensation philosophies. In 2008, the Compensation Committee held a total of 16 meetings.
     Objectives. The principal philosophy of our executive compensation program is pay for performance. We design our executive compensation programs to reward our executive officers for furthering the Company’s business objectives and for the execution of their specific duties as executive officers of the Company. The principal objectives of our executive compensation program are:
•	to attract, motivate and retain highly qualified, experienced individuals to manage and lead our Company by offering these individuals competitive compensation packages,

•	to link our executive officers’ short-term cash incentives to the achievement of measurable financial performance goals and, in certain years and to a significantly lesser extent, to the achievement of individual performance objectives,

•	to link our executive officers’ long-term equity incentives to creating shareholder value, and

•	in general to align management’s interests with the long-term interests of our shareholders by rewarding them for enhancing shareholder value.
Our Compensation Committee endeavors to balance the Company’s desire to achieve the above objectives with the need to structure cost-effective compensation programs.
     Management Participation. The Compensation Committee does not have the authority to delegate any of its responsibilities. Our Compensation Committee does, however, from time to time meet with our President and Chief Executive Officer and other members of management, including Messrs. Everett and Kupinsky and Judith Barnett, our Vice President, Human Resources, to discuss and obtain recommendations with respect to our Company’s compensation practices and programs for officers and employees. For example, our Chief Executive Officer typically makes recommendations to the Compensation Committee with respect to the appropriate base salary, bonus opportunity, achievement of individual performance objectives (for example, for purposes of 2008 bonuses that were dependent on that performance) and grant of long-term equity incentive awards for all executive officers other than himself. Although our management may make recommendations and proposals to the Compensation Committee for its consideration, our Compensation Committee is not bound by and does not always accept management’s recommendations and proposals. The Compensation Committee does, however, generally give considerable weight to our Chief Executive Officer’s evaluation of and recommendations regarding the other named executive officers because of his direct knowledge of each officer’s performance and contributions.
     Role of Independent Compensation Consultants. Our Compensation Committee, in carrying out its duties and responsibilities, has the authority in its discretion to retain independent compensation consultants to assist the Committee. In recent years, the Compensation Committee has increasingly retained and utilized independent compensation consultants to assist the Company in determining compensation for its executive officers. For example, the Committee engages consultants to (i) help the Company obtain and evaluate current executive compensation data for peer group companies and competitive market data in general and (ii) advise the Committee on executive and other compensation strategies and levels. Our independent compensation consultants report to and receive instructions from the Compensation Committee and meet from time to time with the Compensation Committee, the Chairperson of the Compensation Committee and management in connection with the Company’s executive compensation programs.
     In 2008, the Compensation Committee retained Mercer Human Resource Consulting (“Mercer”), (which had also advised the Committee in 2007) to conduct an independent review and assessment of executive compensation levels for our executive officers. Specifically, Mercer advised the Committee regarding the competitiveness of our 2008 executive compensation programs, provided the Compensation Committee with industry and peer group compensation information for executive officers and advised the Committee and the Board with respect to executive compensation practices, evolving trends and external market factors. Mercer assisted the Committee in assessing competitive compensation levels and mix (for example, the proportion of fixed pay to incentive pay and the proportion of annual cash pay to long-term equity incentive pay) and in setting and recommending to the Board compensation levels for our executive officers for 2008. The Compensation Committee and the Board also consulted with Mercer in connection with the design of our 2008 Executive Officer Bonus Plan and employee bonus plan and in connection with the structuring, timing and size of the equity incentive grants to our named executive officers in 2008. Mercer also advised the Compensation Committee in connection with the amendments to our Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) that were approved by the Compensation Committee and the Board in March 2008 and by our shareholders at their 2008 Annual Meeting held in May 2008.
     In mid-2008, the Compensation Committee terminated its arrangement with Mercer and selected Pearl Meyer & Partners, an independent compensation consultant, to advise the Compensation Committee in connection with compensation matters, including the compensation of our named executive officers. The Compensation Committee engaged Pearl Meyer & Partners based on its expertise in executive compensation matters and also taking into consideration our principal advisor’s 2008 move from Mercer to Pearl Meyer & Partners. Since being retained, Pearl Meyer & Partners has advised the Compensation Committee with regard to our 2009 executive compensation programs, including 2009 base salaries for named executive officers, the structuring of our 2009 Executive Officer Bonus Plan and the size, mix and terms of 2009 equity incentive grants to our named executive officers.
     While we consider the information and advice provided by our independent compensation consultants to be an important source of expertise in our review and setting of levels of executive compensation and in our review and establishment of executive compensation programs and plans, our Compensation Committee and Board are not bound by any recommendations made by our independent consultants.
     No member of the Board or any of our executive officers has an affiliation with Mercer or with Pearl Meyer & Partners. Pearl Meyer & Partners does not perform any other services for the Company, and all compensation payable to such consultants is paid by the Company.
     Role of Peer Groups and Surveys. Given the rapidly changing environment in which the Company competes and the broad variety of participants in that market, the Committee has found it difficult to identify a single comparable peer company to evaluate when considering compensation matters. The Company has therefore focused on broader peer groups for comparison and informational purposes. Factors considered in selecting peer group companies include industry, size (based on revenue) and, to a lesser extent, market capitalization.
     The peer group established by the Compensation Committee in 2007 consisted of the following companies:

ADC Telecommunications, Inc.	Ciena Corporation	Harris Corporation
ADTRAN, Inc.	Comtech Telecommunications Corp.	Inter-Tel, Inc.
Andrew Corporation	F5 Networks, Inc.	Redback Networks Inc.
ARRIS Group, Inc.	Foundry Networks, Inc.	Sonus Networks, Inc.
Avocent Corporation	Harmonic Inc.
     The Committee used the 2007 peer group companies’ 2005 compensation information, as presented in their 2006 proxy statements and as compiled by Mercer, to make quantitative comparisons of pay levels and of pay components between the Company and members of the peer group. The peer group analysis conducted in 2006 by Mercer compared for our named executive officers Tekelec’s pay levels and the 25th, 50th and 75th percentile pay levels at peer companies on total compensation and on each element of compensation, namely base salary, total cash compensation (salary plus short-term incentives) and total direct compensation (total cash compensation plus the grant date value of equity awards). Comparisons were also made with respect to (a) the relative weighting of base salary, short-term incentives and long-term incentives in the executive officers’ pay mix, (b) the relationship between executive officers’ pay and Company performance, and (c) the annual grant rate and total potential dilution under our equity incentive plans.
     The Compensation Committee used the peer group information as a point of reference in recommending 2008 base salaries, 2008 target total cash compensation (i.e., base salaries and cash bonuses) and 2008 target total direct compensation (i.e., target total cash compensation and target long-term equity incentive compensation based on grant date value) for our named executive officers. The Compensation Committee compared base salary and total cash compensation components for our most highly compensated executive officers individually and in the aggregate to the base salary and total cash compensation paid to executive officers having similar positions at peer group companies. The Committee also compared Tekelec’s historic compensation information and the peer group information to similar information compiled by our management based on data in the Radford Group Executive Market Compensation Survey (the “Radford Survey”) for a broad group of technology companies.
     Our peer group is generally reviewed at least annually, and with the assistance of management and the independent consultants to the Compensation Committee, the Committee twice updated the Company’s peer group in 2008. The resulting peer group consisted of the following companies:

Acme Packet, Inc.	Ciena Corporation	Neustar
ADC Telecommunications, Inc.	Comtech Telecommunications Corp.	Sonus Networks, Inc.
ADTRAN, Inc.	Foundry Networks, Inc.	Starent Networks
ARRIS Group, Inc.	Harmonic Inc.	Sycamore
Bigband Networks Inc.
     During 2008 and early 2009, the Compensation Committee reviewed 2007 compensation information for the updated peer group companies in planning for 2009 executive compensation decisions. While we believe that year-over-year continuity in the composition of our peer group is important, we expect to continue to make annual changes to the peer group due to changes over time in the Company and in our peer group (for example, acquisitions by or of peer group members). The Compensation Committee believes that such peer group changes are appropriate in order to enable us to better ensure that the compensation of our executive officers is competitive as compared to other companies within our industry or in similar industries that compete with us for executive talent.
     Our effectiveness in comparing our executive officers’ compensation with compensation information of other companies or contained in surveys is necessarily limited by the extent to which we are able to identify officers in such companies or positions in such surveys with duties and responsibilities most closely matching the duties and responsibilities of our executive officers.
     Although our Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on comparisons to peer group or survey comparisons, the Compensation Committee believes that such data and compensation information are among the many factors that we should consider in determining the competitiveness and reasonableness of the elements of our executive compensation program. The data and information is important because our executive compensation program must compare favorably with the compensation programs of the types of companies with which we may compete for employees. Our Compensation Committee reviews this information to inform decisions regarding executive compensation arrangements, including the competitive reasonableness of arrangements, but does not base its decisions on targeting compensation solely to specific benchmarks against the peer group or survey data. The Compensation Committee believes that the nature of the Company’s business and the environment in which the Company operates require that the Company retain flexibility in setting compensation based on a consideration of all facts and circumstances relating to our business and each particular named executive officer. For example, in determining the types and levels of compensation to be paid to a named executive officer, the Company will consider not only peer group and survey information but also factors such as the officer’s experience and skills and internal pay equity among officers and other employees.
     Components of Compensation. In recommending and establishing the mix among the different forms of executive compensation, the Compensation Committee does not always target specific allocations. Instead, the Committee generally first establishes total target compensation and then allocates that target compensation among salary, cash incentives and equity-based incentives. In making that allocation, the Committee generally allocates a greater proportion of total compensation to incentive compensation, both cash- and equity-based, rather than to base salary.
     In establishing and recommending compensation for our named executive officers in 2008, the Compensation Committee targeted total target cash compensation (i.e., salary and target bonus), target equity compensation (based on grant date value) and total target cash and equity compensation at between the 50th and 75th percentiles of market pay practices. The Committee also considered an officer’s duties and responsibilities as compared to those of our other executive officers, the level of compensation that would be required to ensure that we continued to retain the officer’s services, the compensation practices of selected peer group companies and similarly sized technology companies, third party survey information and the advice of our independent compensation consultant.
     The 2008 target compensation and actual compensation payouts for our named executive officers reflect the Compensation Committee’s goal of having a significant portion of every named executive officer’s total annual compensation be incentive-based in the form of cash bonuses and equity awards that depend on Company financial performance and, in the case of equity awards, that depend on the Company’s stock price performance. Our 2008 performance-based cash and equity programs were structured to provide meaningful risk (including the forfeiture of the potential awards for Company financial performance below threshold levels) and opportunities to earn additional equity compensation (for Company performance above target levels) to our named executive officers. By linking executive compensation to Company performance metrics that we believe drive shareholder value and to stock price performance through the appreciation of the value of equity grants, our 2008 compensation programs were designed to align the interests of our executive officers and our shareholders. Except for service-based restricted stock units granted to Mr. Claudy before he became an executive officer and a limited number of service-based restricted stock units granted to Mr. de Lange, our named executive officers only derive value from 2008 equity grants if shareholder value (or metrics that we believe drive that value) increase, and bonus opportunities similarly depended on Company performance and on individual performance that benefited the Company.
     Additional Considerations. In determining and recommending compensation for our named executive officers, and in addition to peer group, survey and market information, our Compensation Committee considers an executive officer’s individual responsibilities and past performance, how those responsibilities compare to those of our other executive officers and whether, based on responsibilities and performance, there is internal pay equity among our executive officers, including our named executive officers. The Compensation also considers the relative portions of target compensation that will consist of fixed salary as opposed to target bonus and long-term equity incentive compensation. For each named executive officer, our goal is to fairly compensate the officer with a base salary and to accomplish motivational and retention objectives with annual cash bonus opportunities and meaningful long-term equity incentive compensation. The compensation received by our President and Chief Executive Officer in 2008 reflects this goal. Of Mr. Plastina’s total compensation for 2008, approximately 15% consisted of base salary, 25% consisted of cash incentive bonuses and 60% consisted of equity compensation awards. This compensation breakdown reflects the greater weight that we place on incentive compensation as compared to fixed compensation and on equity compensation as compared to cash compensation. For purposes of this discussion only, “total compensation” means all cash components of compensation, together with the fair value of full equity awards made during the year as of the grant date as determined pursuant to SFAS 123R (assuming target level performance in the case of performance-based awards). In terms of internal pay equity among our named executive officers, total compensation for our Chief Executive Officer for 2008 was equal to approximately 110% greater than the average of the total compensation amounts for our other named executive officers. The Committee believes that the differential for 2008 was appropriate given the officers’ relative responsibilities and competitive requirements.
     Principal Components of Executive Compensation Program. The principal components of our executive compensation program are set forth below and are designed to be consistent with our compensation philosophy and objectives and to reward executive officers based on Company and individual performance:
•	base salary,

•	short-term cash incentives in the form of bonuses,

•	long-term equity incentives, including grants of time-based and performance-based restricted stock units, share appreciation rights and stock options,

•	severance and change in control benefits, and

•	other employee benefits.
     Our executive compensation program incorporates these components because we consider the combination of these components to be necessary and effective in order to provide a competitive total compensation package to our executive officers and to meet the principal objectives of our executive compensation program.
     The market for talented, qualified and experienced telecommunications and technology-related executives is intensely competitive. We seek to hire only highly qualified executives to lead and manage our Company. Our philosophy is to provide a total compensation program to our executive officers that is attractive and competitive overall with the compensation programs offered to executives at the companies with whom we compete for executive talent. Our Compensation Committee believes that the elements of our executive compensation program are individually and in the aggregate generally competitive with the compensation programs of those companies with whom we compete for executive talent.
     In structuring executive compensation arrangements, the Compensation Committee considers how each component rewards performance by our executive officers and/or promotes retention. Base salaries are primarily intended to promote a fixed, stable level of compensation each year consistent with competitive market practices. Our annual bonus programs are primarily intended to reward the achievement of Company financial and operating objectives. In 2007 and 2008, our bonus programs were also intended to reward individual achievement of strategic or business goals that directly or indirectly supported the financial and/or operating objectives of the Company. Our long-term equity incentives are primarily intended to align our executive officers’ long-term interests with those of our shareholders by rewarding officers for Company performance and for their continued service to the Company. Our Compensation Committee believes that the design of our annual bonus programs and long-term equity incentive compensation program provides an effective mix of incentives to ensure that our executive officers focus on the creation of long-term value for our shareholders.
     Neither our Compensation Committee nor our Board has adopted any formal policies or guidelines for annual allocations of compensation between current and long-term compensation, between cash and equity incentive compensation or among different forms of cash and/or equity incentive compensation. While our Compensation Committee does not use any formulaic policies that require any specific percentage mix of base salary, bonus and equity as part of total compensation, our Compensation Committee each year considers all of these elements when making specific compensation decisions for our executive officers. While we have adopted no formal policies or guidelines, in 2008, the Committee generally targeted for our executive officers a total cash compensation opportunity (assuming 100% of target bonus) between approximately the 50th and 75th percentiles according to the Radford Survey and peer group data, although within its judgment and discretion, the Compensation Committee also took into account a specific officer’s experience, qualifications, skills and responsibilities and our need to retain specific individuals. For 2008, based on a review of Radford Survey data, our named executive officers had the opportunity to earn total cash compensation (for comparison purposes assuming 100% of target bonus) on average at approximately the 69th percentile, which we believe is within reasonable range of the Compensation Committee’s target.
     With respect to total target compensation, the Compensation Committee’s strategy in 2008 was to position total target compensation of our named executive officers between approximately the 50th and 75th percentile of our peer group. The Compensation Committee’s objective was to achieve that level of compensation by trending base salaries toward the 50th percentile of Radford Survey data and implementing cash and equity incentive programs that would create the opportunity for the officers to earn up to the 75th percentile if target performance objectives were achieved.
     For 2008, our target allocations among base salary, bonus and equity awards reflected the importance of pay for performance in our compensation philosophy. While emphasizing pay for performance in 2008, however, the Compensation Committee recognized the need to continue to evaluate that objective, particularly as the objective affects the grant of equity awards.

Base Salaries
     As discussed above, our Compensation Committee was responsible for recommending to the Board of Directors for its approval the 2008 base salaries for our named executive officers. Our Compensation Committee views base salaries as an opportunity for executive officers to earn a portion of their cash compensation for the services they perform that is not incentive compensation directly tied to the risk of the Company’s financial performance or to our stock price. Consistent with our compensation philosophy, our Compensation Committee generally targets our executive officer base salaries at approximately the 50th percentile of market pay levels, although within its judgment and discretion, the Compensation Committee takes into account a specific officer’s experience, qualifications, skills and responsibilities and our need to hire or retain a specific individual.
     2008 Base Salaries. Our Compensation Committee annually reviews, as it deems appropriate, the base salaries of our executive officers, typically during the first quarter of every year. In reviewing base salaries in 2008, the Compensation Committee considered each named executive officer’s 2007 base salary and base salary and other compensation information for comparable companies in our peer group and the telecommunications equipment industry in general. The Committee took into account each officer’s position, scope of responsibilities, experience, qualifications, skills and individual contributions and performance, the other components of the officer’s compensation package (including bonus opportunity and the availability and value of equity compensation), internal pay equity among our executive officers, and competitive conditions and considered our financial results and condition as well as our recent and expected growth in revenues and earnings. The Compensation Committee considered whether an executive officer’s skill set was easily transferable to other potential employers. The weight given by our Compensation Committee to each such factor varied from individual to individual. The Compensation Committee did not apply specific formulas in recommending salaries or annual increases. Due to the highly competitive geographic market in which we are headquartered and our highly specialized niche market within the telecommunications industry, our Compensation Committee believes that base salaries at or above the competitive median are generally necessary and appropriate to attract and retain qualified executive officers. The Compensation Committee determined base salaries so that a substantial portion of the executive officer’s total compensation remained dependent on performance-based cash bonuses and long-term equity awards.
     In February 2008, our Compensation Committee recommended, and the Board approved, base salaries payable to our named executive officers (other than Mr. Claudy) of $570,000, $360,000, $310,000, and $310,000 for Messrs. Plastina, Everett, de Lange, and Kupinsky, respectively. These salaries reflected increases of 3.6%, 2.9%, 3.3%, and 3.3%, respectively, over the officers’ 2007 base salaries. Although the Company did not adopt its 2008 executive officer bonus plan until March 2008 and did not make equity grants to named executive officers until May 2008, the Compensation Committee took into consideration the anticipated value of 2008 bonus opportunities and equity awards in recommending 2008 base salary levels.
     In determining Mr. Plastina’s base salary, our Compensation Committee and our Board generally considered the same factors as they considered in determining the base salaries of our other executive officers. After reviewing these factors, they determined that Mr. Plastina’s base salary was required to be increased in order to remain competitive, and that his compensation for 2008 should continue to depend primarily on our financial performance and on the creation of shareholder value. For that reason, Mr. Plastina was provided with meaningful opportunities under our 2008 bonus and equity incentive programs.
     In 2008 and similar to other recent years, the base salary paid to our Chief Executive Officer was substantially greater than the base salaries paid to our other named executive officers, and we believe that the internal pay equities were consistent with our compensation objectives. By means of comparison, the amount by which Mr. Plastina’s base salary exceeded the base salaries of our other executive officers ranged from approximately 58.3% in the case of Mr. Everett to approximately 98.3% in the case of Mr. Claudy (based on an average monthly EURO to dollar exchange rate of 1.4737 for 2008). Our Compensation Committee believes that this differential in compensation is appropriate given the responsibilities of our President and Chief Executive Officer and competitive requirements.
     When the Board appointed Mr. Claudy to the executive officer position of Senior Vice President, Global Sales in May 2008, the Committee did not recommend any adjustment in his previously established compensation pending further review of his compensation level. On the date of his appointment, Mr. Claudy’s annual base salary was 187,200 EUROs (i.e., $290,871 based on a EURO to dollar exchange rate of $1.5538 on his appointment date). In view of Mr. Claudy’s expanded role within the Company and effective as of April 1, 2008, in October 2008 the Compensation Committee recommended, and on December 13, 2008 the Board approved, a 4.2% increase in Mr. Claudy’s base salary to 195,000 EUROs (i.e., $265,259 based on a EURO to dollar exchange rate of 1.3603 on the date of Board approval).
     After we had established annual base salaries for our named executive officers for 2008, our Compensation Committee periodically reviewed those salaries to ensure that they remained competitive and to take into account any exceptional performance and changes in responsibilities but did not make any further changes in base salary for 2008.
     2009 Base Salaries. In February 2009 and in an effort to control operating expenses in a challenging economic environment, upon the recommendation of the Compensation Committee, the Board determined that the 2008 base salaries of our named executive officers were sufficiently competitive and would remain in effect for 2009. The Compensation Committee and the Board took into account generally the same factors they had considered in determining base salaries for 2008, as well as the 2009 economic environment. The Compensation Committee determined that the named executive officers’ base salaries were at approximately the 55th percentile of companies included in our survey information.
     In general, we believe that the base salary levels of our named executive officers for 2008 and 2009 are appropriate within the context of the Compensation Committee’s philosophy and the desired balance among salary, short-term, performance-based bonus compensation and long-term equity compensation elements. The Compensation Committee also believes that its base salary determinations regarding our Chief Executive Officer are consistent with the Compensation Committee’s objective to ensure that a relatively large proportion of the President and Chief Executive Officer’s total compensation be performance-based and not in the form of fixed salary.
Cash Bonuses
     Our Compensation Committee and Board believe that a significant portion of each named executive officer’s annual compensation should be paid in the form of cash bonuses that are directly tied to our achievement of financial performance goals and that vary in amount based on the officer’s position and responsibilities with the Company. For 2008, the Compensation Committee and the Board also provided for a portion of each officer’s bonus opportunity to be based achievement of individual or strategic goals approved by the Board and the Compensation Committee. Specifically, 80% of each executive officer’s target bonus opportunity was based on Company financial performance, and 20% of the total bonus opportunity was based on the individual’s achievement of established individual strategic or business objectives.

     Our Compensation Committee believes that bonus plans can serve to motivate executive officers to achieve nearer term Company and, to the extent included in the plan, individual performance goals, and that equity incentive awards are generally earned and vest over a longer term. Our officer bonus plans are generally based on six-month or one-year measurement periods, and the bonus payouts, to the extent earned, are made soon after the completion of the relevant performance period. In 2009, the Compensation Committee determined that a one-year measurement period was more appropriate for our current bonus plan than the six-month measurement periods used in 2007 and 2008. The reasons for this determination included our limited visibility in the current economic environment and the resulting need to ensure that full-year performance was incented and rewarded.
     Our bonus plans have not been approved by our shareholders, and the bonuses paid under the plans therefore are not intended to qualify as deductible performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which is discussed below under “Tax and Accounting Considerations.”
     Amended and Restated 2008 Executive Officer Bonus Plan. Generally, the higher the level of responsibility that an executive officer has within the Company, the greater the percentage of the officer’s target total cash compensation that consists of an opportunity to earn incentive cash bonuses. For 2008, based on Company and individual performance, our President and Chief Executive Officer’s total bonuses were equal to approximately 165.1% of his 2008 base salary and approximately 138% of his 2008 target bonuses. The total cash bonuses for Messrs. Everett, de Lange and Kupinsky were equal to approximately 123.8%, 123.8%, and 96.3%, respectively, of their 2008 base salaries and approximately 138% of their 2008 target bonuses. The bonus payments are consistent with the Compensation Committee’s goal of having a greater proportion of the cash compensation of the Chief Executive Officer, as compared to other executive officers, be performance-based rather than in the form of base salary.
     In structuring the 2008 Bonus Plan, the Compensation Committee compared each executive officer’s proposed bonus opportunities to peer group information and to the bonus opportunities of other named executive officers within the Company. The Compensation Committee targeted cash bonuses that would provide our executive officers with an opportunity to leverage their total cash compensation at approximately the 75th percentile of total cash compensation offered to executive officers in peer group companies.
     The 2008 Executive Officer Bonus Plan, which was recommended by the Compensation Committee and approved by the Board in March 2008, included three targets relating to Company financial performance (unlike our 2007 Executive Officer Bonus Plan which had included only an adjusted operating income target). Specifically, in 2008, we added revenue and order input goals to the adjusted operating income goal in an effort to further incent and reward “top line” growth that we believe contributes to shareholder value. The Company’s performance goals are based on objectives in our internal business plan.
     For each of the two measurement periods under the 2008 Bonus Plan, namely the first six months of 2008 (the “2008 First Half”) and the last six months of 2008 (the “2008 Second Half”), each of our named executive officers (other than Mr. Claudy) was eligible to receive a cash bonus equal to a percentage (at target levels ranging from 70% to 120%, depending on the officer’s title) of his base salary based on (i) the Company’s financial performance as measured by the degree to which the Company attained pre-set adjusted operating income, revenue and orders goals for such period and (ii) the extent to which he achieved individual performance objectives for such period. The maximum aggregate bonus opportunity amounts for each named executive officer were capped at 200% of his target bonus amount and would have been earned had the Company achieved its revenue targets and 150% or more of its adjusted operating income targets and of its orders targets and had the officer achieved 200% of his individual performance objectives, in each case for both the 2008 First Half and the 2008 Second Half.
     Company-Based Bonuses. For purposes of the Company-based bonus opportunity, the Compensation Committee and the Board approved target adjusted operating income, revenue and orders objectives based on the Company’s internal operating plan. The Company-based bonus was then earned based on the extent to which the adjusted operating income, revenue and/or orders goals were achieved for the applicable six-month period. No bonus was payable based on performance below 80% of the target for any of the three measures, and the payment of all Company-based and individual performance-based bonuses was conditioned on the Company’s achievement of at least 80% of the adjusted operating income measure for the applicable measurement period. If the adjusted operating income threshold measure for the six-month period was achieved, then the 2008 Bonus Plan included matrices and formulas for determining the amounts of the bonuses payable under the Plan. By way of example:
•	if 80% of each of the three financial performance targets had been achieved, then 50% of the target Company-based bonus would have been earned,

•	if 90% of each target had been achieved, then 75% of the target Company-based bonus would have been earned,

•	if 100% of each target had been achieved, then 100% of the target bonus would have been earned, and

•	if 100% of the revenue target and 150% of the operating income and orders targets had been achieved, then 200% of the target Company-based bonus would have been earned.
     For performance up to 100% of the three targets, adjusted operating income performance was weighted more heavily than revenue and orders performance (which were weighted equally), reflecting our belief in the fundamental importance of balancing operating income performance with “top line” revenue and orders performance. For performance exceeding the adjusted operating income and orders targets, adjusted operating income performance was weighted more heavily than orders performance.
     For the 2008 First Half and 2008 Second Half, (i) the target adjusted operating income goals were $40,310,806 and $45,163,179, respectively, (ii) the target revenue goals were $235,000,000 and $230,000,000, respectively, and (iii) the target orders goals were $177,000,000 and $311,250,000, respectively. In setting such targets, the Board and the Compensation Committee focused on establishing targets for which attainment was not assured and which would require significant effort on the part of our named executive officers.
     In determining adjusted operating income performance for purposes of the 2008 Bonus Plan and in accordance with the requirements of the 2008 Bonus Plan, the Company added to income from continuing operations, as reflected in the consolidated statements of operations included in the periodic reports filed by the Company with the Commission, the amounts of the following items: (1) bonus expense; (2) stock-based compensation expense; (3) amortization of purchased technology and other intangibles; (4) contingent consideration payable in connection with our January 2008 acquisition of substantially all of the assets of Estacado; (5) acquired in-process research and development expense; and (6) costs associated with the Company’s restructuring activities.
     Individual Performance-Based Bonuses. 20% of each officer’s target bonus consisted of a bonus opportunity based on the achievement of individual goals. The officer could earn up to 200% of the bonus opportunity based on the extent to which he achieved individual performance goals that were assigned to him.
     The Compensation Committee recommended the inclusion of individual performance goals in the 2008 Bonus Plan to motivate our executive officers to achieve certain individual goals that are important to the Company’s success but that are not necessarily directly reflected in our operating results. The individual objectives were developed by our Chairman of the Board and the Chairman of our Compensation Committee for our Chief Executive Officer and by our Chief Executive Officer for the other named executive officers. In each case, the objectives were approved by our Compensation Committee and by the Board.
     Mr. Plastina’s principal performance goals under the 2008 Plan were based on the Company’s achievement of (i) 2008 financial performance targets, consisting of adjusted earnings per share, revenue, cash flow and “book to bill” ratio (meaning the ratio of orders booked to revenue recorded during the period) targets, (ii) strategic objectives (including securing specified numbers and types of customer orders and expanding the Tekelec brand), (iii) operational and process objectives (including improving customer satisfaction, achieving operational and service efficiencies and improving corporate processes) and (iv) personnel objectives (such as reducing voluntary attrition levels and strengthening employee training).
     The principal 2008 individual performance goals for Mr. Everett included strategic objectives, including integrating finance into the customer contracting process, completing finance and accounting matters relating to the centralization of certain Company functions in the Company’s Belgian subsidiary, concluding certain tax examinations and updating information technology systems. Mr. Everett’s principal goals also included operational objectives, including improving order processes, realizing a target non-GAAP effective tax rate and implementing certain information technology systems internationally. The principal 2008 individual performance goals for Mr. de Lange included expanding the Tekelec brand, gaining new customers and improving the timeliness of product releases and the Company’s achievement of revenue, gross margin, and adjusted operating income targets. The principal 2008 individual performance goals for Mr. Kupinsky consisted of improving the Company’s vendor contracting process, completing legal projects relating to the centralization of certain Company functions in the Company’s Belgian subsidiary, implementing certain employee compliance training and accomplishing strategic objectives relating to the protection of the Company’s intellectual property. Each named executive officer’s individual goals also included other specific but less significant goals.
     With respect to the targets that have been omitted in the above discussion of Mr. Plastina’s and Mr. de Lange’s individual objectives, the Company believes that the information that is material to an investor’s understanding of the individual bonus component of the 2008 Bonus Plan is provided by the Company’s disclosure of the nature of the business criteria used to measure performance, the assessment by the Compensation Committee of the Board of Directors of the difficulty of achieving the award, and the actual bonus earned.
     We believe that the individual goals were meaningful and not merely perfunctory, and that the Company carefully assessed the extent to which our executive officers, including our named executive officers, had satisfied them. In adopting the 2008 Bonus Plan, the Compensation Committee anticipated that our named executive officers could achieve 100% of their individual performance objectives with reasonable efforts. Our Chief Executive Officer made recommendations regarding the extent to which other named executive officers had achieved their individual goals, and the Compensation Committee assessed our Chief Executive Officer’s achievement of his objectives. In recommending to the Board the extent to which the named executive officers had achieved their individual goals for each of the 2008 First Half and the 2008 Second Half, the Compensation Committee (i) independently assessed the achievement of certain goals, including goals for our Chief Executive Officer and goals subject to objective evaluation (for example, goals tied to the Company’s financial performance), (ii) relied on recommendations of the Company’s Chief Executive Officer (with regard to officers other than himself) and (iii) reviewed self-assessment materials prepared by the officers. In making final determinations as to the extent to which the officers’ goals had been achieved, the Board relied primarily upon the Compensation Committee’s recommendations.
     2008 Bonus Plan Results. We achieved approximately 140.0%, 99.9% and 116.0%, respectively, of our adjusted operating income, revenue and orders goals for the 2008 First Half, and approximately 127.3%, 98.2% and 79.7%, respectively, of our adjusted operating income, revenue and orders goals for the 2008 Second Half. Each named executive officer achieved 110% of his individual goals for the 2008 First Half and 100% of his individual goals for the 2008 Second Half. Application of the plan formulas to Company and individual performance for the 2008 First Half and the 2008 Second Half resulted in the payment to each named executive officer of approximately 168% and 115%, respectively, of the target Company-based bonus and of approximately 185% and 115%, respectively, of the target individual performance-based bonus for the applicable period. Each named executive officer achieved approximately 138% of his total target bonus opportunities for 2008.
     The total amounts of the plan bonuses paid to our named executive officers under the 2008 Bonus Plan are set forth in the Summary Compensation Table. The following table shows additional information regarding target bonus amounts and bonus payouts under the 2008 Bonus Plan. The target bonus amounts are based on the Company’s achievement of 100% of its three financial performance objectives and each officer’s achievement of 100% of his individual performance objectives for the applicable period.

		Target 2008	Actual 2008	Target 2008	Actual 2008	Total	Total
	Target	Company	Company	Individual	Individual	Target	Actual
Named	Bonus	Performance-	Performance-	Performance-	Performance-	2008	2008
Executive Officer	Opportunity	Based Bonus	Based Bonus	Based Bonus	Based Bonus	Bonuses	Bonuses
Franco Plastina	120%	$547,200	$754,479	$136,800	$186,322	$684,000	$940,801

William H. Everett	90	259,200	353,031	64,800	92,612	324,000	445,643

Ronald J. de Lange	90	223,200	303,999	55,800	79,749	279,000	383,748

Stuart H. Kupinsky	70	173,600	236,443	43,400	62,027	217,000	298,470
     We from time to time also award discretionary bonuses on a selective basis (and outside of any bonus plan program) to executive officers in recognition of extraordinary contributions by an officer, in order to retain the services of an officer or in connection with and as an incentive for an executive officer to join Tekelec. In 2008, we did not award any such bonuses to our named executive officers.
     Sales Commission Plan. Mr. Claudy, who does not participate in our executive officer bonus plans, is entitled to receive sales commissions based on a percentage of our sales. In October 2008, the Compensation Committee recommended, and on December 13, 2008 the Board approved, a 2.0% increase in Mr. Claudy’s target commission, from 250,000 to 255,000 EUROs (i.e., from $340,075 to $346,877 based on a EURO to dollar exchange rate of 1.3603 on the date of Board approval). The change was effective as of April 1, 2008.
     2009 Executive Officer Bonus Plan. In February 2009, upon the recommendation of the Compensation Committee, our Board approved our 2009 Executive Officer Bonus Plan (the “2009 Bonus Plan”) under which eligible executive officers may earn cash bonuses based on the extent to which the Company achieves threshold, target and maximum adjusted operating income, revenue and orders goals for 2009. The 2009 Bonus Plan is similar to the portion of our 2008 Bonus Plan that depended on Company performance, except that there is only one measurement period which is the full 2009 fiscal year. The minimum thresholds levels for the payment of bonuses under the 2009 Bonus Plan are 80% of target adjusted operating income, revenue and orders targets, provided that no bonuses will be payable under the Plan unless 80% of the adjusted operating income goal is achieved. The 2009 Bonus Plan provides for a maximum bonus payout (at a level equal to 150% of an officer’s target bonus payout) in the event the Company achieves at least 100% of the revenue target and 120% of each of the adjusted operating income and orders goals.
     Under the 2009 Plan, the Company will calculate adjusted operating income for 2009 based on income from continuing operations and in the same manner in which adjusted operating income was computed for purposes of the 2008 Bonus Plan. Specifically, pursuant to the 2009 Bonus Plan, the Company will add to income from operations, as reflected in the periodic reports filed by the Company with the Commission, the amounts of any bonus expense, stock-based compensation expense, restructuring charges, impairment charges, acquisition-related amortization and other charges, and other unusual, non-recurring expense items. The Company may also decrease such income to adjust for any unusual, non-recurring income. The Company will disclose, in the proxy statement relating to the Company’s 2010 Annual Meeting of Shareholders, the nature of the actual adjustments made to the Company’s reported 2009 income from continuing operations in order to calculate adjusted operating income for 2009 for purposes of the 2009 Bonus Plan.
     Unlike the 2008 Bonus Plan, the 2009 Bonus Plan does not include a bonus opportunity based on individual performance objectives. The Compensation Committee recommended the elimination of the individual performance component because it had formed a relatively low (20%) portion of the bonus opportunity and because the Committee wanted to fully align our executive officers’ annual cash bonus incentives with the Company’s financial performance objectives. Our named executive officers will, however, continue to have individual objectives for which achievement is evaluated in their annual performance reviews.
     The Compensation Committee recommended the change to a full year performance period for the 2009 Bonus Plan to emphasize the importance of full year Company performance and in light of the current economic environment and the related limited visibility into business conditions and expectations for 2009.
     Under the terms of the 2009 Bonus Plan, each of our named executive officers (other than Mr. Claudy) who is employed by us at December 31, 2009 (and who meets other eligibility requirements), will be eligible to receive a cash bonus equal to a percentage of his or her base salary based on the Company’s financial performance as measured by the degree to which the Company attains the pre-set goals. Bonuses will be paid under any circumstances only if the Company achieves at least 80% of its operating income target.
     The total target annual bonuses payable under the 2009 Plan to Messrs Plastina, Everett, de Lange, and Kupinsky are equal to 120%, 90%, 90% and 70%, respectively, of their 2009 annual base salaries, or $684,000, $324,000, $279,000 and $217,000, respectively. These target bonuses are the same as the officers’ target bonuses under our 2008 Bonus Plan. The 2009 target bonuses are based on our achievement of 100% of our three financial performance objectives. The maximum bonus amounts are equal to 150% of target bonuses (down from 200% in 2008) and are based on the Company’s achievement of at least 100% of the target revenue objective and of 120% or more of the target operating income and orders objectives.

     Especially in view of the continuing global economic environment, our Compensation Committee believes that the performance goals under the 2009 Plan are aggressive, and that there is a significant possibility that the goals may not be achieved. The Company is not currently disclosing its specific operating income, revenue and orders objectives for the 2009 Bonus Plan, because the numbers are derived from our confidential internal business plan and the 2009 performance period has not yet been completed. Disclosure of our specific objectives at this level of detail would provide our competitors with insights into our planning processes and business strategies and would cause us competitive harm. The Company also believes that the specific objectives for the current fiscal year are neither required to provide investors with a fair understanding of the named executive officers’ compensation for 2008 nor material to an investor’s understanding of the Company’s overall compensation programs and policies. The Company anticipates that in the proxy statement for the Company’s 2010 Annual Meeting of Shareholders and unless disclosure is not required because of the likelihood of competitive harm, the Company will provide investors with the operating income, revenue and orders objectives that have been established for purposes of the 2009 Bonus Plan.
     Our Board of Directors retains the right, upon the recommendation of the Compensation Committee, to amend or terminate the 2009 Bonus Plan at any time up until the filing of our Annual Report on Form 10-K for the year ending December 31, 2009.
     For 2009, the Company may also pay discretionary bonuses to its executive officers that are not paid under the terms of the 2009 Plan.
Long-Term Equity Incentives
     Long-term equity incentives are key components of our executive compensation program. Our Compensation Committee believes that equity incentives help to provide a necessary balance to our executive compensation program, because such incentives create a motivation for our management team to preserve and increase shareholder value and also encourage executive officer retention to the extent they are earned and/or vest over an extended period of time. In contrast, base salaries and cash bonuses typically focus on short-term compensation and performance and are set with the goal of attracting officers and adequately compensating them on a day-to-day basis for the services they perform. By having a large portion of a named executive officer’s target compensation payable as equity compensation, we believe that we strongly align our executives’ interests with the interests of our shareholders, and that this alignment benefits the Company in the longer term.
     Our Board of Directors has delegated to our Compensation Committee the authority for administering our equity incentive plans and for granting and determining the terms of equity incentives awarded to our employees, including our named executive officers. The Board, however, periodically reviews with the Compensation Committee the types and levels of the equity grants that are made to our executive officers. Under the terms of our equity incentive plans, our Compensation Committee is authorized to grant equity incentives in the form of performance-based and serviced-based stock options, share appreciation rights (“SARs”), restricted stock units (“RSUs”) and restricted stock awards. Our Compensation Committee views the award of equity incentives as an effective, valuable and necessary means and incentive to attract and retain key employees whose services are necessary for our future success, to align their interests with the long-term interests of our shareholders by rewarding performance that enhances shareholder value and to motivate them to create long-term shareholder value.
     Our Compensation Committee reviews and considers recommendations in appropriate circumstances by the Company’s Chief Executive Officer with regard to the grant of equity incentives to executive officers (other than the Chief Executive Officer) and other key employees whose contributions and skills are important to our long-term success.

     Prior to 2006, we used stock options as our principal equity incentive vehicle because stock options provided a relatively straightforward incentive and, prior to the adoption of SFAS 123R, resulted in more favorable accounting treatment to us relative to other forms of equity compensation. Commencing in 2006, our Compensation Committee has changed our equity incentive grant practices in order to, among other things, reduce the compensation expense that we are required to recognize for financial accounting purposes under SFAS 123R. Instead of granting stock options, we began awarding time-based RSUs and stock-settled SARs to our executive officers upon commencement of their employment with us. SARs can provide value equivalent to that of stock options but result in the issuance of fewer shares upon exercise of the award. Because RSUs have value even if our stock price does not increase, we can typically include fewer shares in an RSU award (as compared to a stock option award, for example) and this results in less dilution to our shareholders. The shift to SARs and RSUs therefore also enables us to reduce the annual utilization rate of shares available for issuance under our equity incentive plans and to moderate the growth of our equity incentive overhang (i.e., the ratio of outstanding and reserved equity incentives to the outstanding shares of our Common Stock). We continue to evaluate the appropriate mix of long-term equity incentives in light of the Company’s pay for performance compensation philosophy and factors such as market and peer group trends in executive compensation.
     The Compensation Committee believes that annual equity incentive grants to our executive officers help to ensure the competitiveness and effectiveness of our executive pay program and that the compensation of our executive officers should depend in large part on equity grants structured to align the interests of shareholders and management. The Compensation Committee evaluates the forms, amounts and mix of our long-term equity incentive grants on an annual basis in terms of the incentive needs of the business, market competitiveness, emerging best practices and the program’s effectiveness at achieving stated objectives.
     Each executive officer typically receives an initial grant of equity incentives (consisting of a combination of time-based RSUs and stock-settled SARs) upon first joining the Company, and thereafter is eligible in the discretion of the Compensation Committee to receive an award of additional equity incentives. Although the number of equity incentives initially awarded to a new executive officer is individually negotiated, our Compensation Committee generally awards a number of equity incentives to a new officer within a range determined by and consistent with that officer’s position.
     Our Compensation Committee typically considers granting additional equity incentives to employees, including executive officers, annually during the first calendar quarter of each year, but equity incentives are not awarded automatically and in any given year may be awarded, if at all, after the first quarter. For example, in 2008, the Compensation Committee considered annual equity grants to our named executive officers in May 2008. The principal reason for the timing was the Compensation Committee’s inability to make meaningful decisions regarding such grants until our shareholders had voted on proposed amendments to the 2003 Plan. The amendments, which were approved at our 2008 Annual Meeting of Shareholders, increased the number of shares available for equity grants under the plan and also permitted the Company to make performance-based equity grants (such as the PRSUs granted in 2008) intended to qualify as deductible, performance-based compensation for purposes of Section 162(m).
     In determining the components, size and other terms of equity incentive grants to our named executive officers, the Compensation Committee considered a number of factors, including peer group data and competitive market data from our independent compensation consultants, the officer’s position and responsibilities, the business impact of the officer’s position, relative pay equity among our executive officers, previous equity incentive grants (if any) and the retention value of unvested equity incentive grants, promotions, individual experience and performance, the officer’s historic and current salary, the officer’s historic bonuses and current bonus opportunity, length of service to the Company and the availability of shares under our equity incentive plans. The Compensation Committee, with the assistance of its independent compensation consultant, also considered the grant date value of equity awards proposed to be granted to an individual executive officer calculated using the Black-Scholes methodology (for share appreciation rights) or based on such other assumptions as the Compensation Committee deemed reasonable. The Compensation Committee also considered input from management, including our legal, finance and human resources officers, and the recommendations of our Chief Executive Officer (other than with respect to his own awards). In making annual awards, the Compensation Committee also considered the fact that we generally have granted equity awards only annually, and that the size and terms of the grants should reflect the expected timing of future grants. The Compensation Committee does, however, from time to time also award equity incentives on a selective basis to executive officers in order to recognize individual achievements and contributions, a promotion or a significant change in job responsibilities or to encourage retention. Finally, the Compensation Committee focused on limiting our equity incentive overhang (defined as the sum of outstanding unexercised or unvested equity incentives plus equity incentives available for grant, divided by the outstanding shares of our Common Stock).
     SARs and time-based RSUs granted to our named executive officers generally vest in equal annual installments over four years, as long as the holder remains an employee of the Company except that historically new hire grants of SARs typically vest to the extent of 25% after one year of employment and then as to the remaining 75% in 12 equal quarterly installments thereafter. The time-based vesting provisions encourage the holder to remain an employee of the Company. Both SARs and RSUs are settled by delivery to the holder of shares of our Common Stock upon exercise (in the case of SARs) or vesting (in the case of RSUs). The base price of SARs is not less than the market price of our Common Stock on the date of grant. Like stock options, SARs only provide an executive officer with realizable compensation value if our stock price increases over the base price and our shareholders realize value. The effective date of any equity grant is always no earlier than the date on which our Compensation Committee approves the grant.
     The Compensation Committee believes that equity compensation should make up a greater portion of an officer’s compensation as his level of responsibility increases. The Compensation Committee also generally targets total grant values so that a named executive officer’s total compensation (defined for this purpose as base salary, target bonus and the grant date value of equity awards) is at approximately the 50th to 75th percentile of peer group companies for target performance.
     In determining the mix of components of equity awards in 2008, our Compensation Committee reviewed the desired performance and retention objectives of such grants with respect to the particular year. Prior to 2007, the Compensation Committee had not conditioned the vesting of equity incentives on the achievement of financial or operational goals or of individual performance objectives. In May 2007, the Compensation Committee established such a condition with respect to a grant to our Chief Executive Officer. In May 2008, in an effort to further increase the performance-based portion of our named executive officers’ compensation, the Compensation Committee granted long-term incentive compensation awards that consisted of an equity mix of approximately 50% of the grant value in the form of SARs and 50% of the grant value in the form of performance-based RSUs (“PRSUs”).
     In choosing to grant performance-based PRSUs in 2008, the Compensation Committee took into account the fact that a significant portion of each named executive officer’s equity grants in recent years had been in the form of time-based RSUs. Overall, the Compensation Committee’s goal was to create additional performance incentives for the seven-quarter period ending December 31, 2009 and to balance each officer’s equity portfolio in terms of service-based versus performance-based vesting and guaranteed value (e.g., time-based RSUs) as compared to value that depends on stock price (e.g., stock options and SARs). The Compensation Committee believed that the combination of SAR and PRSU awards achieved its compensation objectives because the award package was 100% performance-based, included a key operating measure (revenue in the case of the PRSUs) and was dependent on stock price performance (in the case of the SARs).
     The Compensation Committee believes that the selection of SARs, which have value only if our stock price increases, and PRSUs, which have value only if financial performance objectives are met, serve the Compensation Committee’s objectives of motivating and rewarding the officers with respect to stock price and financial performance, while also serving a retention objective.
     SAR Awards. In May 2008, the Compensation Committee granted to Messrs. Plastina, Everett, de Lange and Kupinsky 170,000, 100,000, 75,000 and 65,000 SARs, respectively. The SARs have an exercise price equal to the closing sales price of our Common Stock on the date of grant as reported on Nasdaq (i.e., $16.42). The SARs only have value if our stock price increases, and such a stock price increase also benefits our shareholders. The SARs have a six-year term and vest in annual installments over a four-year period and are therefore intended to serve as a retention incentive. The SARs granted to our named executive officers in May 2008 represented 83.5% of all of our SAR grants for 2008.
     Performance-Based RSUs. The Compensation Committee’s grant of PRSUs to our named executive officers in 2008 reflects our commitment to compensation that is performance-based. Because of the seven-quarter performance measurement period, the PRSUs may compensate the officers with respect to both the 2008 and 2009 fiscal years. The PRSUs granted to the named executive officers will become earned and eligible for time-based vesting based on the extent to which the Company achieves Committee-approved minimum, target and maximum revenue objectives for the period beginning on April 1, 2008 and ending on December 31, 2009. The minimum and maximum revenue objectives are equal to 90% and 110%, respectively, of the target revenue objective. The number of PRSUs that can be earned by our named executive officers, at the target level, represents 14.5% of the total number of RSUs granted to our employees in 2008 (including the named executive officer target level PRSU grants). The Compensation Committee believes that revenue is a good measure of financial performance because revenue represents top line growth for the Company and is balanced by the operating income and orders targets in the annual bonus plan. In granting the PRSUs in May 2008 and in establishing April 1, 2008 rather than January 1, 2008 as the beginning of the performance period, the Committee took into consideration the significant period of time and performance that had occurred between January 1, 2008 and the date of the May grants. The Committee also considered that, for equity-based compensation to qualify as performance-based compensation under Section 162(m), the performance objectives must be set within 90 days of the beginning of the performance period, and the May 2008 grant date did not fall within 90 days of January 1, 2008.
     The number of PRSUs that will be earned by a named executive officer if the minimum revenue objective is met is equal to 50% of the number of PRSUs that will be earned if the target revenue objective is met. The number of PRSUs that will be earned if the maximum revenue number is met or exceeded is equal to 150% of the target PRSUs. The following table sets forth the specific numbers of PRSUs that will become earned and eligible for time-based vesting for the named executive officers if the minimum, target or maximum revenue objectives are achieved. If the Company achieves revenues that fall between revenue objectives, the PRSUs will become earned and eligible for vesting on a pro rata basis. If the Company does not achieve at least the minimum revenue objective, the PRSUs will be forfeited in their entirety:

	Total Number of PRSUs Earned if:
	Minimum	Target	Maximum
	Revenue	Revenue	Revenue
	Objective is	Objective is	Objective is
Named Executive Officer	Achieved	Achieved	Achieved
Franco Plastina	25,000	50,000	75,000

William H. Everett	15,000	30,000	45,000

Ronald J. de Lange	12,500	25,000	37,500

Stuart H. Kupinsky	10,000	20,000	30,000
     To the extent that the PRSUs are earned and become eligible for vesting, 50% of the PRSUs will vest upon the Company’s filing with the Commission of its Annual Report on Form 10-K for the year ending December 31, 2009, and 50% of the PRSUs will vest on the one-year anniversary of that date. On the applicable vesting date, the shares of Common Stock subject to any earned award will be issued to the officer, and no purchase price will be paid. The PRSUs are designed to reward the officer only if the Company achieves the revenue-based targets that were selected as metrics that should increase shareholder value. Although the PRSUs are performance-based, if the Company achieves the targets, the officer will receive value even if our stock price does not increase. Because of the seven-quarter performance period and the scheduling of the final vesting date for early 2011, the 2008 PRSUs are designed to serve a retention function as well as an incentive function.
     Because the PRSU revenue targets are based on our confidential internal operating plan and because the seven-quarter measurement period is ongoing, the Company is not disclosing the specific revenue objectives in this Proxy Statement. Disclosure of the objectives would cause the Company competitive harm by revealing to competitors confidential business information and strategies which could be competitively harmful in the highly competitive market in which we operate. The Company anticipates that in the proxy statement for the Company’s 2010 Annual Meeting of Shareholders and unless disclosure is not required because of the likelihood of competitive harm, the Company will provide investors with the objectives that have been established for purposes of the PRSUs.
     At the time the Compensation Committee set the revenue goals for the 2008 PRSUs, the Compensation Committee believed that the goals were achievable but not without significant effort on the part of the named executive officers. The targets have not been changed in response to the significant worsening of macro economic conditions since the May 2008 grant date. Because the measurement period will not end until December 31, 2009, the named executive officers have not yet earned any compensation under the 2008 PRSU grants.
     Time-Based RSUs. In May 2008 and in order to address internal pay equity and retention considerations applicable to Mr. de Lange, the Compensation Committee granted 25,000 time-based RSUs to Mr. de Lange. The RSUs vest in four equal annual installments commencing in May 2009, subject to Mr. de Lange’s continued employment with the Company. None of the other named executive officers received time-based RSU grants in 2008 (other than Mr. Claudy who received such a grant prior to his May 2008 appointment as an executive officer of the Company).
     The time-based RSUs granted to Mr. de Lange in 2008 and any PRSUs earned by the named executive officers as a result of the 2008 grants will give an officer the right to receive a specified number of shares of the Company’s Common Stock, at no cost to the officer, if the officer remains employed by the Company until the RSUs and PRSUs vest. Because the value of an RSU or PRSU is equal to the Company’s stock price at any point in time, the compensation value of an RSU or PRSU varies directly with changes in our stock price from the date of grant. Although its value may increase or decrease with changes in the stock price during the period before vesting, the RSUs and any earned PRSUs will have value in the long term, encouraging retention. By contrast, the entire compensation value of a stock option or SAR depends on our future stock price appreciation. Accordingly, we believe that RSUs and PRSUs can deliver significantly greater share for share compensation value at grant than stock options or SARs. We do, however, believe that SARs will continue to be a part of our equity grants, particularly for new officers, and that we may also grant stock options in the future.
     2009 Equity Grants. In February 2009, the Compensation Committee granted to our named executive officers a combination of SARs, PRSUs and time-based RSUs. The Compensation Committee granted a mix of SARs, time-based RSUs and PRSUs so that, at target levels, the total grant date value of an officer’s 2009 equity awards consisted of approximately 20% of value in the form of SARs, 30% of value in the form of service-based RSUs and 50% of value in the form of PRSUs. Thus, while only Mr. de Lange had received time-based RSUs in 2008 (and Mr. Claudy received time-based RSUs in 2008 prior to his appointment as an executive officer), all of the named executive officers received time-based RSUs as part of their 2009 annual grants.
     The time-based RSUs (without performance conditions) give the officer the right to receive a specified number of shares of the Company’s Common Stock, at no cost to the officer, if the officer remains employed by the Company until the RSUs vest. The Compensation Committee deemed the grant of time-based RSUs to be appropriate for 2009 to incent retention given the uncertain and volatile global economy, which presents a relatively high degree of risk with regard to SARs, which have value based solely on our stock price, and with regard to PRSUs, which can only be earned based on Company performance.
     Details regarding the 2009 equity grants to the named executive officers are set out below:
•	SARs. Mr. Plastina was granted 57,000 SARs, and each of Messrs. Everett, de Lange, Kupinsky and Claudy was granted 34,000 SARs. The SARs have a grant price of $12.26 (i.e., the closing sales price of the Company’s Common Stock on the date of grant as reported on Nasdaq) and vest in four equal annual installments commencing on February 27, 2010.

•	Time-Based RSUs. Messrs. Plastina, Everett, de Lange, Kupinsky and Claudy were granted 30,000, 17,000, 17,000, 14,000 and 17,000 time-based RSUs, respectively. The RSUs vest in four equal annual installments commencing on February 27, 2010.

•	PRSUs. Messrs. Plastina, Everett, de Lange, Kupinsky and Claudy were granted 60,000, 34,000, 34,000, 29,000 and 34,000 PRSUs (at target levels), respectively. The PRSUs will become earned and eligible for service-based vesting based on the extent to which the Company achieves minimum, target and maximum revenue objectives for the one-year period beginning on January 1, 2009 and ending on December 31, 2009. To the extent that the PRSUs are earned and become eligible for vesting, the PRSUs will vest in February 2012, subject to the officer’s continued employment with the Company. The number of PRSUs that will be earned by a named executive officer if the minimum revenue objective is met is equal to 50% of the target number of PRSUs. The number of PRSUs that will be earned if the maximum revenue objective is met is equal to 150% of the target number of PRSUs. If the Company does not achieve at least the minimum revenue objective, the PRSUs will be forfeited in their entirety.
     Stock Ownership Guidelines. Although the Company does not currently have any stock ownership policy for our named executive officers or directors, the Compensation Committee and the Board are actively reviewing and assessing the advisability of adopting such a policy in 2009.

Severance and Change in Control Benefits
     Our executive officers are eligible to receive severance compensation and benefits under severance and change in control provisions contained in our 2007 Officer Severance Plan (the “2007 Severance Plan”) if their employment is terminated under certain conditions. We believe that these provisions promote the ability of our executive officers to act in the best interests of our Company and its shareholders in the event that a hostile or friendly change in control is under consideration without their being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change in control. We also believe that these provisions provide appropriate severance compensation and benefits to our executive officers if they are terminated without cause or terminate their employment for good reason under circumstances which do not involve a change in control.
     We believe that our 2007 Severance Plan makes the severance and change in control benefits provided to our executive officers competitive with the benefits provided by our peer group companies and is helpful to us in attracting and retaining executive officers.
     Under the 2007 Severance Plan each of our named executive officers qualifies as an eligible officer for purposes of receiving severance benefits thereunder. Under the 2007 Severance Plan, our named executive officers are entitled to receive severance benefits upon termination of employment under specified circumstances (referred to in this discussion as general severance compensation) or in connection with a change in control (referred to in this discussion as change in control severance compensation).
     General Severance Compensation. Under the 2007 Severance Plan, each executive officer, including our named executive officers, is entitled upon termination of employment (other than in connection with a change in control) to receive general severance compensation and benefits if the termination occurs under the circumstances specified in the Severance Plan, including the Company’s termination of the officer’s employment as a result of a reduction in force or the Company’s divestiture of the operating unit in which an officer works. General severance benefits are not payable if termination occurs under certain other circumstances specified in the Severance Plan, including as a result of retirement or termination for “cause.” The general severance cash benefit payable to an eligible officer is equal to his or her highest rate of annual compensation multiplied by a percentage specified in the 2007 Severance Plan (ranging from 100% to 200%, depending on the officer’s title).
     Change in Control Severance Compensation. In adopting the 2007 Severance Plan in May 2007, the Board and Committee considered whether we should pay change in control benefits upon the occurrence of any change in control (as many companies do), but we instead elected to maintain a “double trigger” for such benefits to become payable. A named executive officer therefore only receives benefits if there is a change in control and the officer is terminated in connection with the change in control. Specifically, in the event of any change in control of the Company and in lieu of the general severance benefits described above, if an eligible officer elects for good reason to terminate employment within one year (or within 18 months in the case of any Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President) or if the officer is terminated without cause within two years, the officer will be entitled to receive change in control severance compensation and benefits. Our Compensation Committee, with the advice of our independent compensation consultants, determined that the Company could be competitive in the severance program for its executive officers without the more generous triggers that exist under “single trigger” plans and that had existed under our prior officer severance plan. The change in control severance compensation payable is equal to an executive officer’s highest rate of annual compensation multiplied by a percentage specified in the 2007 Severance Plan (ranging from 150% to 250%, depending on the officer’s title).

     In addition, in the event of a change in control, the 2007 Severance Plan provides for certain accelerated vesting of equity awards under circumstances in which an officer is entitled to change in control severance benefits.
     In the event that any benefit payable under the plan or otherwise in connection with a change in control exceeds the statutory limit under Section 280G of the Code, the 2007 Severance Plan provides for certain “gross-up” and modified payment provisions (which will expire on May 18, 2010 unless extended) which are designed to avoid or mitigate certain tax costs associated with the benefits to certain of our eligible officers (namely our Chief Executive Officer, Chief Financial Officer and any Chief Operating Officer or Executive Vice President). These gross-up or modified payment provisions are generally advantageous to the executive officer, and we deemed it important to include them in the 2007 Severance Plan to enhance the competitiveness of the plan and its retention value.
     The Compensation Committee believes that the general severance benefit serves an important retention function for our named executive officers, and that the change in control severance benefit serves a retention function and reduces the risk that an executive officer will leave the Company before a strategic transaction has been completed. Such a benefit allows our officers to focus on our business and the strategic transaction rather than on their personal employment and any concern that their employment will terminate in connection with a change in control. As noted above, the change in control severance benefits have a “double trigger,” so that the Company or its successor will be able to retain the officer after a change in control (i.e., if the officer is not terminated or resigns for a reason other than good reason, he or she will not be entitled to the change in control severance benefit). The Compensation Committee believes that the 2007 Severance Plan protects shareholder interests and ensures continuity and focus during transition periods, and that the potential severance cost does not outweigh those benefits. Additional information regarding the 2007 Severance Plan, including regarding potential severance and change in control benefits and compensation, is provided under “Employment Agreements and Termination of Employment and Change in Control Arrangements” below.
Benefits
     We currently provide the following benefits to our named executive officers generally on the same basis as these benefits are provided to all of our domestic employees:
•	401(k) Plan

•	Health, dental and vision insurance

•	Life insurance

•	Short and long-term disability

•	Paid Time Off

•	Opportunity to participate in our Employee Stock Purchase Plan (under which shares of our Common Stock can be purchased at a 15% discount)
     Certain of our officers have in the past also received relocation benefits when joining the Company. The main objectives of our benefits program are to provide our employees with access to quality healthcare, insurance for protection from unforeseen events and an opportunity to save for retirement. We believe that these benefits enhance employee productivity and loyalty and overall are consistent with the benefits offered by other companies with whom we compete for executive officers. Other than our 401(k) Plan and a defined contribution plan that we maintain for the benefit of Mr. Claudy, who is a resident of Germany, we do not provide any pensions or other retirement benefits for our executive officers, and we do not generally provide material perquisites. Mr. Claudy’s defined contribution plan is described below under “Employment Arrangements and Termination of Employment and Change in Control Arrangements.”

Tax and Accounting Considerations
     Tax Deductibility of Compensation Expense. Under Section 162(m) of the Code, a publicly held corporation such as the Company will generally not be allowed a federal income tax deduction for otherwise deductible compensation paid to our named executive officers to the extent that compensation paid to a particular officer is not “performance-based” and exceeds $1 million in any fiscal year.
     Qualifying performance-based compensation, including compensation attributable to the issuance or exercise of equity incentives, such as nonstatutory stock options and share appreciation rights (or any other equity-based instrument for which the amount of compensation received is dependent solely on an increase in the value of common stock after the date of grant), will not be subject to the deductibility limitation if certain conditions are met. The 2008 amendments to our 2003 Plan also allow us to grant restricted stock units and restricted stock awards that are intended to qualify as performance-based for purposes of Section 162(m). To qualify as performance-based, such awards must depend on the officer’s performance against pre-set objective performance goals established by our Compensation Committee.
     The base salaries, cash bonuses and certain equity incentive components of our executive compensation program generally do not constitute qualifying performance-based compensation for purposes of Section 162(m). The deductibility of compensation, however, is not the sole factor considered by our Board of Directors or Compensation Committee in establishing appropriate levels of compensation or structuring compensation and incentive programs. For example, time-based RSUs, which we consider an important part of our equity compensation program, do not qualify as performance-based compensation for purposes of Section 162(m). Accordingly, there may be circumstances from time to time where a named executive officer’s compensation may exceed the amount that is deductible under Section 162(m), and our Board of Directors and Compensation Committee may nonetheless elect to provide such compensation in order to achieve our compensation objectives. For 2008, the compensation paid to Messrs. Plastina, Everett and de Lange exceeded the amount that is deductible under Section 162(m).
     Accounting Considerations. The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation such as bonuses as expenses in the amount paid or to be paid to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees and may not vest or be earned by such employees. The accounting expense of equity awards to employees is calculated in accordance with SFAS 123R. Under SFAS 123R, stock-based compensation expense is measured at the grant date based on the fair value of the award and is generally recognized on a straight-line basis over the vesting period. For performance-based equity awards, however, the expense is recognized on a straight-line basis over the requisite service period for the award and is subsequently adjusted based on the probability of earning the actual award. The Compensation Committee believes that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
     The following table summarizes information for the year ended December 31, 2008 about compensation earned for services performed during 2008 in all capacities for Tekelec and its subsidiaries by our Chief Executive Officer, our Chief Financial Officer and each of our other three most highly compensated executive officers serving at December 31, 2008. The individuals listed below are referred to in this Proxy Statement as the named executive officers.
SUMMARY COMPENSATION TABLE

							Non-Equity
							Incentive
					Stock	Option	Plan	All Other
		Salary		Bonus	Awards	Awards	Compen-	Compen-
Name and Principal Position	Year	($)(1)		($)(2)	($)(3)	($)(4)	sation ($)(5)	sation ($)(6)	Total ($)
Franco Plastina(7)	2008	$570,000		—	$1,184,903	$1,123,506	$940,801	$8,614	$3,827,824
President and Chief	2007	550,000		$283,717	1,171,544	1,177,546	654,720	8,434	3,845,961
Executive Officer	2006	475,962		386,688	566,526	874,760	417,313	8,217	2,729,466

William H. Everett	2008	360,000		—	566,779	243,283	445,643	8,614	1,624,319
Executive Vice President and	2007	362,501		135,411	432,828	161,443	315,000	8,434	1,415,617
Chief Financial Officer	2006	324,038		206,580	254,984	144,341	157,820	8,292	1,096,055

Ronald J. de Lange	2008	310,000		—	329,961	493,971	383,748	8,614	1,526,294
Executive Vice President,	2007	279,135		106,766	126,339	414,758	246,700	128,106	1,301,804
Global Product Solutions	2006	259,615		73,006	5,803	314,860	110,474	8,179	771,937

Stuart H. Kupinsky(8)	2008	310,000		—	232,801	185,143	298,470	8,614	1,035,028
Senior Vice President,	2007	207,692		65,074	88,445	96,717	126,000	35,456	619,384
Corporate Affairs and General Counsel

Wolrad Claudy(9)	2008	704,840	(10)	—	255,496	—	—	54,760	1,015,096
Senior Vice President, Global Sales

(1)	Includes (a) amounts, if any, deferred at the election of the named executive officer under our 401(k) Plan, and (b) for 2007, $13,462 paid by us to Mr. Everett in lieu of accrued vacation.

(2)	Bonus amounts shown in this column with respect to 2006 and 2007 represent discretionary bonuses awarded in recognition of the Company’s financial performance and an officer’s contributions to the success of the Company during the applicable year.

(3)	Stock awards consist of awards of service-based and/or performance-based restricted stock units. Amounts shown in this column do not reflect compensation actually received by the named executive officers. The amounts shown in the above table for 2008 reflect the 2008 compensation expense recognized by Tekelec in its consolidated financial statements for the year ended December 31, 2008, as determined in accordance with SFAS 123R and adjusted pursuant to SEC rules to eliminate the impact of estimated forfeitures. The assumptions used to calculate compensation expense for 2008 are set forth in Note 13 to our 2008 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on February 26, 2009.

(4)	Option awards consist of grants of stock options and/or share appreciation rights. Amounts shown in this column do not reflect compensation actually received by the named executive officers. The amounts shown in the above table for 2008 reflect the 2008 compensation expense recognized by Tekelec in its consolidated financial statements for the year ended December 31, 2008, as determined in accordance with SFAS 123R and adjusted pursuant to SEC rules to eliminate the impact of estimated forfeitures. The assumptions used to calculate compensation expense for 2008 are set forth in Note 13 to our 2008 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Commission on February 26, 2009.

(5)	The amount shown for each of the named executive officers for each year was paid under our applicable officer bonus plan. Bonuses paid for 2008 were based on our achievement of certain financial performance goals during 2008 and on the named executive officer’s achievement of individual business or strategic objectives during 2008.

(6)	With respect to 2008, the amounts shown in this column include:
•	the $864 dollar value of premiums paid by us for group term life insurance for the benefit of the named executive officers other than Mr. Claudy;

•	Tekelec’s contributions of $7,750 to the 401(k) Plan accounts of each of the named executive officers, other than Mr. Claudy; and

•	for Mr. Claudy, an annual car allowance of $34,069 and contributions in the total amount of $20,691 made by us to a defined contribution plan in which Mr. Claudy, who is a resident of Germany, participates (in each case, the dollar amount is based on an average monthly EURO to dollar exchange rate of 1.4737 for 2008).

(7)	Mr. Plastina became President and Chief Executive Officer and a director in February 2006.

(8)	Mr. Kupinsky became Senior Vice President, Corporate Affairs and General Counsel in April 2007.

(9)	Mr. Claudy became Senior Vice President, Global Sales in May 2008.

(10)	Represents Mr. Claudy’s base salary of $284,498 and sales commissions of $420,342 (based on an average monthly EURO to dollar exchange rate of 1.4737 for 2008).

GRANTS OF PLAN-BASED AWARDS
     The following table sets forth certain information concerning grants of awards under the Company’s incentive plans during 2008 to the executive officers of the Company named in the Summary Compensation Table above.

								All Other	All Other
								Stock	Option	Exercise	Grant
								Awards:	Awards:	or Base	Date Fair
		Estimated Future Payouts under			Estimated Future Payouts under			Number of	Number of	Price of	Value of
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Securities	Option	Option
	Grant Date/	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying Options	Awards	and Stock
Name	Period	($)	($)	($)	(#)	(#)	(#)	Units (#)(3)	(#)(4)	($/Sh)	Awards(5)
Franco Plastina	1st Half 2008	$54,720	$273,600	$547,200	—	—	—	—	—	—	—
	2nd Half 2008	82,080	410,400	820,800	—	—	—	—	—	—	—
	05/16/08	—	—	—	25,000	50,000	75,000	—	—	—	$821,000
	05/16/08	—	—	—	—	—	—	—	170,000	$16.42	979,880

William H. Everett	1st Half 2008	25,920	129,600	259,200	—	—	—	—	—	—	—
	2nd Half 2008	38,880	194,400	388,800	—	—	—	—	—	—	—
	05/16/08	—	—	—	15,000	30,000	45,000	—	—	—	492,600
	05/16/08	—	—	—	—	—	—	—	100,000	16.42	576,400

Ronald J. de Lange	1st Half 2008	22,320	111,600	223,200	—	—	—	—	—	—	—
	2nd Half 2008	33,480	167,400	334,800	—	—	—	—	—	—	—
	05/16/08	—	—	—	12,500	25,000	37,500	—	—	—	410,500
	05/16/08	—	—	—	—	—	—	25,000	—	—	410,500
	05/16/08	—	—	—	—	—	—	—	75,000	16.42	432,300

Stuart H. Kupinsky	1st Half 2008	17,360	86,800	173,600	—	—	—	—	—	—	—
	2nd Half 2008	26,040	130,200	260,400	—	—	—	—	—	—	—
	05/16/08	—	—	—	10,000	20,000	30,000	—	—	—	328,400
	05/16/08	—	—	—	—	—	—	—	65,000	$16.42	374,660

Wolrad Claudy	01/01/08	—	375,794 (6)	—	—	—	—	—	—	—	—
	02/29/08	—	—	—	—	—	—	40,000	—	—	476,400

(1)	These columns show the range of possible payouts for formula-based cash incentive bonuses for our named executive officers (other than for Mr. Claudy who is eligible to receive sales commissions in lieu of bonuses) under our Amended and Restated 2008 Executive Officer Bonus Plan (the “2008 Bonus Plan”). The 2008 Bonus Plan provided for bonuses based on the achievement during the first six months of 2008 (the “2008 First Half”) and the last six months of 2008 (the “2008 Second Half”) of Company financial performance objectives and each officer’s individual business or strategic objectives. The Company’s objectives consisted of (i) threshold, target and maximum adjusted operating income and orders objectives and (ii) threshold and target revenue objectives. In this table, the “threshold” column represents the amounts payable if, for both the 2008 First Half and the 2008 Second Half, the Company had achieved only the threshold adjusted operating income objective (which was equal to 80% of the adjusted operating income target), and the officers had not achieved any of their respective individual objectives. The “target” column represents the amounts payable if, for both the 2008 First Half and the 2008 Second Half, the Company had achieved its target adjusted operating income, revenue and orders targets, and the officers had achieved 100% of their respective individual objectives. The “maximum” column represents the amounts payable if, for both the 2008 First Half and the 2008 Second Half, the Company had achieved its revenue target and its maximum adjusted operating income and orders targets (both of such maximum targets were equal to 150% of target levels), and the officers had achieved 200% of their respective individual objectives. The actual total amount paid to each named executive officer for 2008 pursuant to the 2008 Plan is set forth in the Summary Compensation Table above under the column titled “Non-Equity Incentive Plan Compensation.”

(2)	With respect to the performance-based restricted stock units (“PRSUs”) awarded to the officers in May 2008 under our Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”), this column shows the range of the number of PRSUs that may become earned and eligible for service-based vesting based on the revenues of the Company during the period that began on April 1, 2008 and that will end on December 31, 2009. The “threshold” column represents the number of PRSUs that will become earned and eligible for vesting if the Company achieves the minimum revenue objective required to be achieved to avoid forfeiture of the PRSUs. The “target” and “maximum” columns represent the number of PRSUs that will become earned and eligible for vesting if the Company achieves the target or maximum revenue objectives.

(3)	Represents the grant of service-based RSUs under our 2003 Plan.

(4)	Represents the grant of stock-settled share appreciation rights under our 2003 Plan.

(5)	The amounts shown in this column reflect the fair value of an award of PRSUs, RSUs or SAR awards as of the grant date of such awards as determined pursuant to SFAS 123R. The grant date fair value of PRSU and RSU awards is calculated using the closing sales price of a share of our Common Stock on the grant date as reported on the Nasdaq Global Select Market. The grant date fair value of SAR awards is calculated using the Black-Scholes pricing model. The grant date fair value of the PRSU awards is based on the target number of PRSUs shown in the table.

(6)	The amount shown for Mr. Claudy represents his target sales commission for 2008. In December 2008, Mr. Claudy’s 2008 target sales commission was increased from $368,425 to $375,794, effective April 1, 2008. The foregoing dollar amounts are based on an average monthly EURO to dollar exchange rate of 1.4737 for 2008.

     In May 2008, our Compensation Committee awarded to Messrs. Plastina, Everett, de Lange and Kupinsky under our 2003 Plan 170,000, 100,000, 75,000 and 65,000 SARs, respectively. Each officer’s SARs have a grant price of $16.42 and vest in four equal annual installments commencing in May 2009, subject to the officer’s continued employment with the Company.
     In May 2008, the Compensation Committee also granted to Messrs. Plastina, Everett, de Lange and Kupinsky under the 2003 Plan up to 75,000, 45,000, 37,500 and 30,000, respectively, performance-based RSUs (“PRSUs”) that will become earned and eligible for time-based vesting based on the extent to which we achieve a revenue target for the period beginning on April 1, 2008 and ending on December 31, 2009. To the extent earned, 50% of an officer’s PRSUs will vest upon the Company’s filing with the Commission of its Annual Report on Form 10-K for the year ending December 31, 2009, and the remaining 50% of the PRSUs will vest on the one-year anniversary of that date. Eligibility for vesting and vesting are subject to the officer’s continued employment with the Company through the applicable date. The number of PRSUs that will be earned by an officer if the minimum revenue objective is met is equal to 50% of the number of PRSUs that will be earned if the target revenue objective is met. The number of PRSUs that will be earned if the maximum revenue number is met is equal to 150% of the target PRSUs. The minimum revenue objective and maximum revenue objective are equal to 90% and 110%, respectively, of the target revenue objective.
     In May 2008, the Compensation Committee made an additional grant of 25,000 service-based RSUs to Mr. de Lange. The RSUs vest in four equal annual installments commencing in May 2009, subject to Mr. de Lange’s continued employment with the Company.
     In February 2008 and prior to Mr. Claudy’s appointment as an executive officer of the Company, the Compensation Committee granted to Mr. Claudy 40,000 service-based RSUs that vest in four equal annual installments commencing in February 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table sets forth certain information concerning outstanding unexercised or unvested equity awards that were held as of December 31, 2008 by the executive officers named in the Summary Compensation Table above.

	Option Awards							Stock Awards
											Equity
											Incentive		Equity
											Plan		Incentive Plan
											Awards:		Awards:
											Number of		Market or
			Number of								Unearned		Payout Value
	Number of		Securities					Number of			Shares,		of Unearned
	Securities		Underlying					Shares or		Market Value	Units or		Shares, Units
	Underlying		Unexercised					Units of		of Shares or	Other		or Other
	Unexercised		Options		Option	Option		Stock That		Units of Stock	Rights That		Rights That
	Options		Unexercisable		Exercise	Expiration		Have Not		That Have Not	Have Not		Have Not
Name	Exercisable (#)		(#)		Price ($)	Date		Vested (#)		Vested ($)(1)	Vested (#)		Vested ($)(1)
Franco Plastina	587,500	(2)	312,500	(2)	$11.96	08/09/12		—		—	—		—
	—		—		—	—		78,125	(3)	$1,042,188	—		—
	—		170,000	(4)	16.42	05/16/14		—		—	—		—
	—		—		—	—		67,500	(5)	900,450	—		—
	—		—		—	—		—		—	75,000	(6)	$1,000,500

William H. Everett	75,000	(7)	—		17.38	12/31/12	(8)	—		—	—		—
	—		—		—	—		6,250	(9)	83,375	—		—
	—		100,000	(4)	16.42	05/16/14		—		—	—		—
	—		—		—	—		15,000	(10)	200,100	—		—
	—		—		—	—		6,250	(11)	83,375	—		—
	—		—		—	—		22,500	(12)	300,150	—		—
	—		—		—	—		—		—	45,000	(13)	600,300

Ronald J. de Lange	162,500	(14)	37,500	(14)	17.80	09/30/13	(8)	—		—	—		—
	—		—		—	—		2,500	(15)	33,350	—		—
	—		75,000	(4)	16.42	05/16/14		—		—	—		—
	—		—		—	—		30,000	(16)	400,200	—		—
	—		—		—	—		25,000	(17)	333,500	—		—
	—		—		—	—		—		—	37,500	(18)	500,250

Stuart H. Kupinsky	42,374	(19)	70,626	(19)	14.63	05/07/13		—		—	—		—
	—		—		—	—		28,500	(20)	380,190	—		—
	—		65,000	(4)	16.42	05/16/14		—		—	—		—
	—		—		—	—		—		—	30,000	(21)	400,200

Wolrad Claudy	30,000	(22)	—		16.74	09/30/11	(8)	—		—	—		—
	—		—		—	—		40,000	(23)	533,600	—		—
	—		—		—	—		15,000	(24)	200,100	—		—
	—		—		—	—		15,000	(25)	200,100	—		—

(1)	Market value is based on the closing sales price of a share of Tekelec Common Stock of $13.34 on December 31, 2008, as reported on the Nasdaq Global Select Market.

(2)	Share appreciation rights (“SARs”) granted August 9, 2006 vested and became exercisable as to 25% of the SARs on February 6, 2007 and as to the remaining 75% of the SARs vest in 12 equal quarterly installments commencing June 30, 2007.

(3)	250,000 restricted stock units (“RSUs”) awarded August 9, 2006 vested as to 62,500 RSUs on February 15, 2007 and as to the remaining 187,500 RSUs vest in 12 equal quarterly installments commencing May 15, 2007.

(4)	SARs granted May 16, 2008 vest and become exercisable in four equal annual installments commencing May 16, 2009.

(5)	Of 100,000 performance-based RSUs (“PRSUs”) awarded May 7, 2007, in February 2008, (i) 90,000 PRSUs became earned and eligible for vesting in February 2008 and vest in four equal annual installments commencing May 7, 2008 and (ii) 10,000 PRSUs were forfeited.

(6)	Up to 75,000 PRSUs awarded May 16, 2008 may, subject to the achievement of specified Company performance objectives, become earned and eligible for vesting on the date of the Company’s filing with the Commission of its Annual Report on Form 10-K for the year ending December 31, 2009 (the “2009 10-K Filing Date”). To the extent earned, 50% of the PRSUs will vest on the 2009 10-K Filing Date and 50% will vest on the one-year anniversary of such date.

(7)	Stock options granted October 14, 2004 vested and became exercisable in 16 equal quarterly installments commencing March 31, 2005.

(8)	Each vested installment of these options expires four years following its vesting date. The expiration date shown in this column is the expiration date of the last installment scheduled to vest under the option grant.

(9)	50,000 RSUs awarded April 7, 2005 vested as to 12,500 RSUs on May 1, 2006 and as to the remaining 37,500 RSUs vest in 12 equal quarterly installments commencing August 14, 2006.

(10)	30,000 RSUs awarded August 9, 2006 vest as to 7,500 RSUs on August 15, 2007 and as to the remaining 22,500 RSUs vest in three equal annual installments commencing August 15, 2008.

(11)	20,000 RSUs awarded August 9, 2006 vested as to 5,000 RSUs on February 15, 2007 and as to the remaining 15,000 RSUs vest in 12 equal quarterly installments commencing May 15, 2007.

(12)	30,000 RSUs awarded on February 26, 2007 vest in four equal annual installments commencing February 26, 2008.

(13)	Up to 45,000 PRSUs awarded May 16, 2008 may, subject to the achievement of specified Company performance objectives, become earned and eligible for vesting on the 2009 10-K Filing Date. To the extent earned, 50% of the PRSUs will vest on the 2009 10-K Filing Date and 50% will vest on the one-year anniversary of such date.

(14)	Stock options granted August 2, 2005 vested and became exercisable as to 50,000 shares on July 27, 2006 and as to the remaining 150,000 shares vest in 12 equal quarterly installments commencing December 31, 2006.

(15)	5,000 RSUs awarded August 9, 2006 vested as to 1,250 RSUs on August 15, 2007 and as to the remaining 3,750 RSUs vest in three equal annual installments commencing August 15, 2008.

(16)	40,000 RSUs awarded February 26, 2007 vest in four equal annual installments commencing February 26, 2008.

(17)	25,000 RSUs awarded May 16, 2008 vest in four equal annual installments commencing May 16, 2009.

(18)	Up to 37,500 PRSUs awarded May 16, 2008 may, subject to the achievement of specified Company performance objectives, become earned and eligible for vesting on the 2009 10-K Filing Date. To the extent earned, 50% of the PRSUs will vest on the 2009 10-K Filing Date and 50% will vest on the one-year anniversary of such date

(19)	113,000 SARs granted May 7, 2007 vested and became exercisable as to 28,250 SARs on May 7, 2008 and as to the remaining 84,750 SARs vest in 12 equal quarterly installments commencing September 30, 2008.

(20)	38,000 RSUs awarded May 15, 2007 vest in four equal annual installments commencing May 15, 2008.

(21)	Up to 30,000 PRSUs awarded May 16, 2008 may, subject to the achievement of specified Company performance objectives, become earned and eligible for vesting on the 2009 10-K Filing Date. To the extent earned, 50% of the PRSUs will vest on the 2009 10-K Filing Date and 50% will vest on the one-year anniversary of such date

(22)	Stock options granted October 3, 2003 vested and became exercisable in 16 equal quarterly installments commencing December 31, 2003.

(23)	40,000 RSUs awarded February 29, 2008 vest in four equal annual installments commencing March 1, 2009.

(24)	20,000 RSUs awarded February 26, 2007 vest in four equal annual installments commencing February 26, 2008.

(25)	30,000 RSUs awarded August 9, 2006 vest in four equal annual installments commencing August 15, 2007.

OPTION EXERCISES AND STOCK VESTED
     The following table sets forth certain information concerning stock option exercises and the vesting of restricted stock units during 2008 for the executive officers named in the Summary Compensation Table above.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized on	Acquired on Vesting	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	(#)(1)	Vesting ($)(1)
Franco Plastina	100,000	$464,000 (2)	85,000	$1,245,550

William H. Everett	—	—	32,500	469,550

Ronald J. de Lange	—	—	11,250	146,250

Stuart H. Kupinsky	—	—	9,500	154,755

Wolrad Claudy	—	—	12,500	187,800

(1)	The value realized equals the closing sales price of Tekelec Common Stock on the vesting date as reported on the Nasdaq Global Select Market, multiplied by the number of restricted stock units that vested. Of such shares, the following aggregate numbers of shares were withheld to cover tax withholding obligations upon vesting: Mr. Plastina — 34,612 shares; Mr. Everett — 10,801 shares; Mr. de Lange — 3,927 shares; and Mr. Claudy — 5,540 shares.

(2)	Represents the value realized upon exercise of 100,000 share appreciation rights. The value realized equals the difference between the exercise price of the share appreciation rights and the closing sales price of Tekelec Common Stock on the date of exercise as reported on the Nasdaq Global Select Market, multiplied by the number of shares for which the share appreciation right was exercised.
Pension Benefits/Nonqualified Deferred Compensation Plans
     Tekelec’s named executive officers did not receive any benefits in 2008 from Tekelec under deferred pension or deferred contribution plans, other than (i) benefits under the Company’s 401(k) Plan (as described in Footnote 6 to the Summary Compensation Table above) and (ii) a defined contribution plan benefit (as described in Footnote 6 to the Summary Compensation Table above) that was provided to Mr. Claudy, who is a resident of Germany, under a defined contribution plan that Tekelec maintains for eligible employees in Germany.
     Pursuant to the terms of the defined contribution plan, we contribute an amount equal to 7.5% of Mr. Claudy’s agreed gross salary per year into his plan account. Accrued benefits under the plan vested in September 2008 (following five years of plan membership) and will be paid when Mr. Claudy attains the age of 65 and his employment with the Company is terminated. Mr. Claudy may also make contributions to the Plan on a voluntary basis. The value of benefits to be paid out under the defined contribution plan will equal the accrued benefit in Mr. Claudy’s plan account at age 65 or upon the earlier termination of his employment with the Company. Benefits under the plan will be paid in monthly payments or in a lump sum payment. The accrued benefits will increase by future surplus shares of the reinsurance company. The defined contribution plan also provides the following benefits:
•	Early retirement benefits will be paid to Mr. Claudy (prior to obtaining the age of 65) under certain circumstances. The value of the benefits will equal the accrued benefit at the date Mr. Claudy terminates his employment with the Company.

•	Widow’s benefits will be paid in the event of Mr. Claudy’s death while an active employee or a pensioner. The widow’s benefits would amount to 60% of Mr. Claudy’s benefit entitlement at the time of death.

•	Disability benefits will be paid if Mr. Claudy’s employment with the Company ends before he attains the age of 65 and he is entitled to plan benefits on grounds of full or partial reduced earning capacity. The disability benefits are equal to 100% of the projected retirement pension at age 65.
     The table below sets forth information for Mr. Claudy’s contribution plan for the year ended December 31, 2008.
NONQUALIFIED DEFERRED COMPENSATION(1)

	Executive	Registrant			Aggregate
	Contributions in	Contributions in	Aggregate	Aggregate	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Earnings in Last	Withdrawals/	Fiscal Year-End
Name	($)	($)	Fiscal Year ($)	Distributions ($)	($)
Wolrad Claudy	$44,211	$20,691 (2)	$50	$—	$169,308 (2)

(1)	All amounts in this table have been converted from EUROs to U.S. dollars based on an average monthly EURO to dollar exchange rate of 1.4737 for 2008.

(2)	Reflects contributions made by us under the defined contribution plan. This amount is also included in the “All Other Compensation” column of the Summary Compensation Table above.

(3)	Of such amount, approximately $102,320 is attributable to contributions made by the Company, and approximately $66,988 is attributable to contributions made by Mr. Claudy on a voluntary basis.
Employment Agreements and Termination of Employment and Change in Control Arrangements
Officer Severance Plan
     On May 18, 2007, the Compensation Committee of the Company’s Board of Directors recommended, and the Board of Directors approved, the Company’s 2007 Officer Severance Plan (the “Severance Plan”) in order to provide more competitive severance benefits to the Company’s executive officers and to reflect tax law provisions and the regulations thereunder that had been enacted since the adoption of our 1993 Officer Severance Plan.
     General Severance Compensation. Under the Severance Plan, each executive officer of the Company who was named as an eligible officer therein (or later designated by our Board of Directors as an eligible officer for purposes of the Severance Plan) is entitled upon termination of employment (other than in connection with a change in control of the Company) to receive general severance compensation and benefits if the termination is non-temporary and occurs under the circumstances specified in the Severance Plan, including (in addition to other circumstances set forth in the Severance Plan) the Company’s termination of the officer’s employment as a result of a reduction in force or the Company’s divestiture of the operating unit in which an officer works. General severance benefits will not be payable if termination occurs under certain other circumstances specified in the Severance Plan, including (in addition to other circumstances set forth in the Severance Plan) as a result of the officer’s retirement or the Company’s termination of the officer for “cause” (as defined in the Severance Plan). The Severance Plan defines “cause” principally to include (in addition to other circumstances set forth in the Severance Plan) the officer’s failure to follow Company policies or to perform material duties, gross incompetence, embezzlement or misappropriation of Company property, the offer, payment, solicitation or acceptance in violation of Company policy or law of any bribe or kickback, conviction of a felony and violations of nondisclosure and propriety agreements with the Company.

     The general severance cash benefit payable to an eligible officer is equal to his or her highest rate of annual compensation multiplied by a percentage specified in the Severance Plan (ranging from 100% to 200%, depending on the officer’s title). Annual compensation is defined in the Severance Plan as an officer’s highest annual rate of base salary plus his or her most recent target bonus amount, commissions and incentive compensation. General severance benefits are payable in equal monthly installments over the applicable severance period specified in the Severance Plan (ranging from 12 months to 24 months, depending on the officer’s title, and subject to adjustments in timing to avoid certain adverse tax consequences to the officer).
     Change in Control Severance Compensation. In the event of any change in control of the Company and in lieu of the general severance benefits described above, the Severance Plan provides that if an eligible officer elects for “good reason” (as defined in the Severance Plan) to terminate his or her employment with the Company (or an acquiror) within one year (or 18 months in the case of any Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President) or if the officer is terminated without cause (as defined in the Severance Plan) within two years, the officer will be entitled to receive change in control severance compensation and benefits under the Severance Plan. The Severance Plan defines “good reason” principally to include (in addition to other circumstances set forth in the Severance Plan) the reduction of an officer’s salary, the assignment to the officer of duties inconsistent with his or her position prior to the change in control or the failure of an acquiror to offer employment to the officer on terms and conditions generally no less favorable than the terms and conditions of the officer’s employment prior to the change in control.
     The change in control severance compensation payable to an eligible officer will be equal to his or her highest rate of annual compensation multiplied by a percentage specified in the Severance Plan (ranging from 150% to 250%, depending on the officer’s title). Change in control cash severance compensation is payable in one lump sum following termination of employment, subject to adjustments in timing to avoid certain adverse tax consequences to the officer.
     Change in Control Acceleration of Vesting of Equity Awards. In addition, if in connection with a change in control (1) an eligible officer is not offered employment with the acquiror on terms and conditions generally no less favorable than the terms and conditions of his or her employment prior to the change in control, or (2) an eligible officer’s employment is terminated by the Company or an acquiror without cause within two years following a change in control or by the officer for good reason within one year (or 18 months in the case of a Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President) following a change in control, then the officer’s unvested options, share appreciation rights, restricted stock units and other rights to acquire securities or property of the Company (or the acquiror), other than rights granted after the change in control, will automatically vest and, in the case of options and share appreciation rights, become exercisable in full for a period of one year following the change in control (in the case of an officer who is not offered comparable employment) or termination of employment (in the case of an officer who is terminated without cause or who terminates for good reason within the specified time period), subject in all cases to earlier expiration of the rights in accordance with their terms.
     Section 280G. Under the Severance Plan and in the event that any benefit payable under the Severance Plan or otherwise in connection with a change in control exceeds the statutory limit under Section 280G of the Internal Revenue Code of 1986, as amended, the Severance Plan provides for certain “gross-up” and modified payment provisions (which will expire on May 18, 2010 unless extended) which are designed to avoid or mitigate certain tax costs associated with the benefits to certain of our eligible officers.

     Examples of Payments. Each of our named executive officers qualifies as an eligible officer for purposes of the Severance Plan. The general severance and change in control severance cash compensation that would be payable under the Severance Plan to the named executive officers if their employment were terminated as of December 31, 2008 under circumstances entitling them to benefits under the Severance Plan as general severance compensation or, alternatively, as change in control severance compensation, would be approximately as set forth in the below table:

		Change in Control
	General	Severance	Unexercisable	Restricted	Total Change
	Severance	Cash	Options	Stock Units	in Control
	Compensation	Compensation	that Vest	that Vest	Compensation
Named Executive Officer	($)	($)	($)(1)	($)(2)	($)
Franco Plastina	$2,508,000	$3,135,000	$431,242	$2,609,638	$6,175,880

William H. Everett	1,026,000	1,368,000	—	1,067,200	2,435,200

Ronald J. de Lange	883,500	1,178,000	—	1,100,550	2,278,550

Stuart H. Kupinsky	685,100	790,500	—	646,990	1,437,490

Wolrad Claudy	862,115 (3)	994,748 (3)	—	933,800	1,928,548

(1)	Represents the value upon acceleration of share appreciation rights and stock options held as of December 31, 2008. Assumed market value of our Common Stock is based on the closing sales price of a share of Tekelec Common Stock of $13.34 on December 31, 2008, as reported on the Nasdaq Global Select Market.

(2)	Represents the value upon acceleration of restricted stock units and performance-based restricted stock units (“PRSUs”) held as of December 31, 2008. Assumed market value of our Common Stock is based on the closing sales price of a share of Tekelec Common Stock of $13.34 on December 31, 2008, as reported on the Nasdaq Global Select Market. PRSUs are assumed to have been earned at target values.

(3)	Mr. Claudy’s compensation is payable in EUROs, and this amount is based on an average monthly EURO to dollar exchange rate of 1.4737 for 2008.
     Health Care Insurance Continuation. General severance benefits and change in control severance benefits include continuation, at the Company’s expense, of health care coverage following termination of employment (1) in the case of general severance benefits, for the duration of the officer’s severance period (ranging from 12 months to 24 months, depending on the officer’s title), or (2) in the case of change in control severance benefits, until the first to occur of the last day of the officer’s applicable severance period (ranging from 18 months to 30 months, depending on the officer’s title) or the officer’s coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985.
     Severance Agreement. As a condition of receiving general or change in control severance benefits, an officer must sign a severance agreement that includes, among other provisions, a release of claims he or she may have against the Company and post-termination non-solicitation, non-disparagement and non-compete provisions.
Managing Director Agreement with Mr. Claudy
     In connection with Mr. Claudy’s appointment as Senior Vice President, Global Sales, the Company’s German subsidiary, Tekelec Germany GmbH (“Tekelec Germany”), and Mr. Claudy entered into a Managing Director Agreement effective May 2008 (the “Agreement”). The Agreement, as amended, provides for Mr. Claudy to receive an annual base salary of $287,372 and a car allowance of $2,839 per month. The Agreement also provides for Mr. Claudy to participate in sales commission plans which are to be adopted annually, for Mr. Claudy to be entitled to receive benefits under our 2007 Officer Severance Plan, and for Mr. Claudy to be eligible to receive up to $44,211 for the achievement of strategic objectives which are to be agreed upon each year by Tekelec Germany and Mr. Claudy. The Agreement is for an indefinite term and provides that each of Tekelec Germany and Mr. Claudy is required to provide six months advance notice of termination; provided, however, that no such notice is required if Tekelec Germany terminates the Agreement for cause. Cause is defined in the Agreement to include repeated actions that are contrary to the Company’s instructions and the breach of Mr. Claudy’s duties to Tekelec Germany and its affiliates, including the Company. All dollar amounts in this paragraph are based on an average monthly EURO to dollar exchange rate of 1.4737 for 2008.
Equity Compensation Plan Information
     Tekelec currently maintains equity compensation plans that provide for the issuance of Common Stock to our officers, employees and directors upon the exercise or vesting of stock options, share appreciation rights and restricted stock units. These plans are:
•	the Amended and Restated 1994 Stock Option Plan (the “1994 Plan”);

•	the Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”);

•	the Amended and Restated 2004 Equity Incentive Plan for New Employees (the “2004 Plan”);

•	the Amended and Restated 2005 Employee Stock Purchase Plan (the “ESPP”);

•	the Amended and Restated Non-Employee Director Stock Option Plan (the “Director Plan”);

•	certain stock option grants made under the equity plans of our former wholly owned subsidiary, Taqua, Inc., prior to our acquisition of that company; and

•	certain nonstatutory stock option grants to employees of our former wholly owned subsidiary, Santera Systems LLC, when those employees joined Tekelec.
     Of these compensation plans, the 1994 Plan, the 2003 Plan, the ESPP and the Director Plan have been approved by our shareholders. Our shareholders did not approve the 2004 Plan or the grants relating to our former subsidiaries. Although the 1994 Plan has expired and the 2004 Plan and the Director Plan were terminated in May 2008, certain options, restricted stock units and share appreciation rights granted under those plans remain outstanding.
     The following table summarizes information about outstanding options, share appreciation rights and restricted stock units and shares reserved for future issuance under the plans described above as of December 31, 2008:

				Number of shares
				remaining available for
	Number of shares to be		Weighted-average	future issuance under
	issued upon exercise of		exercise price of	equity compensation plans
	outstanding options,		outstanding options,	(excluding shares
	warrants and rights		warrants and rights(1)	reflected in column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by shareholders	6,033,846	(2)	$18.58	5,828,742 (3)

Equity compensation plans not approved by shareholders	3,281,954	(4)(5)(6)	15.05	—

Total Equity Compensation Plans	9,315,800		17.33	5,828,742

(1)	The weighted-average exercise price of outstanding options, warrants and rights does not take into account restricted stock units since they do not have an exercise price.

(2)	Consists of (i) 3,938,368 shares of Common Stock issuable upon the exercise of stock options granted under the 1994 Plan or the 2003 Plan, (ii) 1,280,167 shares of Common Stock issuable upon the vesting of restricted stock units granted or performance-based restricted stock units eligible to be earned under the 2003 Plan, (iii) 475,000 shares of Common Stock issuable upon the exercise of share appreciation rights (assuming that one share is required for each outstanding share appreciation right) granted under the 2003 Plan, and (iv) 340,311 shares of Common Stock issuable upon the exercise of stock options granted under our former Director Plan.

(3)	Consists of 5,006,677 shares of Common Stock reserved for future issuance under the 2003 Plan and 822,065 shares reserved for issuance under the ESPP. On August 1 of each year, the number of shares authorized under the ESPP automatically increases by the lesser of (i) 500,000 shares, (ii) a number of shares equal to 1% of the Company’s outstanding shares or (iii) an amount determined by the Board. During 2008, no shares were added to the ESPP.

(4)	Includes 2,919,929 shares of Common Stock issuable upon the exercise of stock options and share appreciation rights (assuming that one share is required for each outstanding share appreciation right) and 327,751 shares of Common Stock issuable upon the vesting of restricted stock units, all granted under the 2004 Plan.

(5)	Includes 4,274 shares of Common Stock issuable upon the exercise of stock options originally granted under the stock option plans of our former subsidiary, Taqua, prior to our acquisition of that entity in 2004. We assumed these options in connection with the acquisition of Taqua, after giving effect to applicable exchange ratios. No additional options may be granted under the Taqua stock option plans.

(6)	Includes nonstatutory stock options to purchase an aggregate of 30,000 shares granted to an employee of our former wholly owned subsidiary, Santera, in connection with our 2003 acquisition of a majority interest in Santera and the employee’s acceptance of employment with Santera.
Amended and Restated 2004 Equity Incentive Plan for New Employees
     Our Board adopted the 2004 Equity Incentive Plan for New Employees (the “2004 Plan”) in July 2004, and we initially authorized 1,000,000 shares for issuance under the 2004 Plan. Subsequently, the Board amended the 2004 Plan in each of 2004, 2005 and 2006 to increase the number of shares authorized for issuance under the 2004 Plan by a total of 7,000,000 shares. Accordingly, a total of 8,000,000 shares of our Common Stock was authorized and reserved for issuance under the 2004 Plan. Neither the 2004 Plan nor the amended 2004 Plan has been approved by shareholders based on the exception to the shareholder approval requirements of The NASDAQ Stock Market LLC provided in Nasdaq Marketplace Rule 4350(i)(1)(A)(iv).
     Under the 2004 Plan, we were authorized to grant nonstatutory stock options, share appreciation rights, restricted stock units and restricted stock awards to new employees of Tekelec and its subsidiaries (including individuals who became employed by Tekelec and its subsidiaries as a result of business acquisitions) as an inducement to entering into employment with us. The Compensation Committee of our Board administers the 2004 Plan.
     The exercise price of stock options and the grant price of share appreciation rights granted under the 2004 Plan could not be less than the closing sales price of our Common Stock on the date of grant as reported on the Nasdaq Global Select Market. Stock options and share appreciation rights granted under the 2004 Plan typically vest and become exercisable (a) in quarterly installments over four years or (b) as to 25% of the shares subject to the options on the one-year anniversary of the date of grant and as to the remaining shares in 12 equal quarterly installments thereafter. Each installment of vested options typically remains exercisable for four years after the vesting date or six years after the grant date, subject to earlier termination under certain circumstances relating to termination of employment. Restricted stock units granted under the 2004 Plan typically vest in annual and/or quarterly installments over four years following the date of grant.
     Effective upon approval of amendments to our Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) at the Company’s 2008 Annual Meeting of Shareholders and because those amendments increased the number of authorized shares under the 2003 Plan, the 2004 Plan was terminated and the 16,814 shares then reserved for issuance under the 2004 Plan but not subject to outstanding awards were returned to the status of authorized but unreserved shares of the Company.
Compensation Committee Interlocks and Insider Participation
     During 2008, the Compensation Committee consisted of Messrs. Brenner (Chair) and Adams and Ms. Mills until May 16, 2008; of Ms. Mills (Chair) and Messrs. Floyd and Prabhu from May 16, 2008 until July 1, 2008; and of Ms. Mills (Chair) and Messrs. Floyd, Kaplan and Prabhu from July 1, 2008 through the end of 2008. All individuals serving on the Compensation Committee during 2008 were independent directors of the Company. No current member of the Compensation Committee is or was a current or former officer or an employee of the Company.
COMPENSATION COMMITTEE REPORT
     The information contained in this report by the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
     The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and in Tekelec’s Annual Report on Form 10-K for the year ended December 31, 2008.
COMPENSATION COMMITTEE
Carol G. Mills, Chairperson
Mark A. Floyd
Martin A. Kaplan
Krish A. Prabhu

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     It is the policy and practice of our Board to review and assess information concerning transactions involving related persons. Related persons include our directors and executive officers and their immediate family members. If the determination is made that a related person has a material interest in a transaction involving the Company, then the disinterested members of our Board would review and approve or ratify it, and we would disclose the transaction in accordance with SEC rules. If the related person is a member of our Board, or a family member of a director, then that director would not participate in any discussion involving the transaction at issue.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of our Common Stock, to file initial reports of ownership of our Common Stock and reports of changes in ownership with the SEC and The Nasdaq Stock Market. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file.
     Based solely on our review of the copies of such reports furnished to us and written representations from Tekelec’s executive officers and directors, we believe that all reports required to be filed by these officers and directors in accordance with Section 16(a) were filed on a timely basis during and with respect to 2008.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2009, and recommends that our shareholders vote for the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
Fees Paid to PricewaterhouseCoopers LLP
     The following is a summary of the fees paid or accrued by Tekelec for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and December 31, 2007:

Fee Category	2008	2007
Audit Fees	$1,079,847	$1,011,644
Audit-Related Fees	120,000	—
Tax Fees	326,792	109,189
All Other Fees	8,030	12,250

Total Fees	$1,534,669	$1,133,083

     Audit Fees were for professional services rendered for the audit of Tekelec’s annual consolidated financial statements and the review of Tekelec’s consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory audits, filings and engagements and in connection with financial due diligence and procedures. Audit fees for 2007 also included fees for professional services associated with audit procedures for discontinued operations.
     Audit-Related Fees for 2008 were for acquisition-related due diligence conducted by PricewaterhouseCoopers LLP.
     Tax Fees were for professional services for federal and state income tax return preparation and review, Internal Revenue Service audit consulting, tax advice and tax planning.
     All Other Fees were for services other than the services reported above. For each of 2008 and 2007, these services consisted of continuing professional education and a research tool annual fee.
Policy on Audit Committee Pre-Approval of Audit and Permissible
Non-Audit Services of Independent Registered Public Accounting Firm
     The Audit Committee pre-approves all audit and permissible non-audit services provided by Tekelec’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. In accordance with the Audit Committee’s Pre-Approval Policy, the Audit Committee has also delegated to the Chairman of the Audit Committee the authority to pre-approve services to be performed by Tekelec’s independent registered public accounting firm. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by such firm in accordance with these pre-approvals and the fees for the services performed to date.
     The Audit Committee periodically reviews the audit and non-audit services performed by PricewaterhouseCoopers LLP, and the Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to Tekelec is compatible with maintaining the independence of PricewaterhouseCoopers LLP.
OTHER MATTERS
     We currently know of no matters to be submitted at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend.
BY ORDER OF THE BOARD OF DIRECTORS
Stuart H. Kupinsky
Corporate Secretary
Morrisville, North Carolina
April 15, 2009

. TEKELEC Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 15, 2009. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Ronald W. Buckly 02 - Hubert de Pesquidoux 03 — Mark A. Floyd 04 — Martin A. Kaplan 05 — David R Laube 06 — Carol G. Mills 07 — Franco Plastina 08 — Krish A. Prabhu 09 — Michael P. Ressner For Against Abstain 2. Ratification of Appointment of Independent Registered Public 3. Other Business. Accounting Firm for the year ending December 31, 2009. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 9 1 A V + 011JOD

. TEKELEC 2009 Annual Meeting of Shareholders Friday, May 15, 2009 at 9:00 a.m. local time Tekelec’s offices 5200 Paramount Parkway Morrisville, North Carolina 27560 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Tekelec This Proxy is Solicited on Behalf of the Board of Directors of Tekelec 2009 Annual Meeting of Shareholders 5200 Paramount Parkway, Morrisville, North Carolina 27560 May 15, 2009 The undersigned shareholder of Tekelec, a California corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 15, 2009, and Annual Report to Shareholders for the year ended December 31, 2008, and hereby appoints Franco Plastina and William H. Everett, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Friday, May 15, 2009, at 9:00 a.m., local time, at the Company’s offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse. This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR Proposals 1 and 2 and as the Proxies deem advisable on such other matters as may properly come before the Meeting.